EXECUTION VERSION ASSET PURCHASE AGREEMENT by and among GENESCO BRANDS NY, LLC, as Purchaser, TOGAST DIRECT, LLC, TOGAST, LLC, TGB DESIGN, LLC and QUANZHOU TGB FOOTWEAR CO. LTD. as Sellers, and ANTHONY LOCONTE December 18, 2019

TABLE OF CONTENTS Page Article I DEFINITIONS; CONSTRUCTION .................................................................................1 1.01 Definitions....................................................................................................1 1.02 Construction ...............................................................................................14 1.03 Accounting Terms ......................................................................................15 Article II PURCHASE AND SALE ..............................................................................................15 2.01 Purchase and Sale; Assumed Liabilities; Excluded Liabilities ..................15 2.02 Return of Excluded Assets .........................................................................20 2.03 Allocation of Assets and Liabilities ...........................................................20 2.04 Right to Control Payment ..........................................................................20 2.05 Prorations ...................................................................................................20 Article III CONSIDERATION; ADJUSTMENTS .......................................................................21 3.01 Consideration .............................................................................................21 3.02 Closing Payment ........................................................................................21 3.03 [INTENTIONALLY DELETED] ..............................................................21 3.04 Earnout .......................................................................................................21 3.05 Consents and Waivers; Further Assurances ...............................................21 Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES ............22 4.01 Organization ...............................................................................................22 4.02 Authorization .............................................................................................22 4.03 Absence of Restrictions and Conflicts .......................................................23 4.04 Real Property .............................................................................................23 4.05 Title to Assets; Related Matters. ................................................................25 4.06 Financial Statements ..................................................................................26 4.07 No Undisclosed Liabilities .........................................................................26 4.08 Absence of Certain Changes ......................................................................26 4.09 Legal Proceedings ......................................................................................29 4.10 Compliance with Law ................................................................................30 4.11 Material Contracts ......................................................................................30 4.12 Tax Returns; Taxes ....................................................................................33 4.13 Officers and Employees .............................................................................35 4.14 Company Benefit Plans..............................................................................36 4.15 Labor Relations ..........................................................................................37 4.16 Insurance Policies ......................................................................................38 4.17 Environmental Matters...............................................................................39 4.18 Intellectual Property ...................................................................................40 4.19 Transactions with Affiliates .......................................................................43 4.20 Undisclosed Payments ...............................................................................43 4.21 Material Customers ....................................................................................43 4.22 Material Vendors .......................................................................................44 4.23 Accounts Receivable; Accounts Payable; Backlog ...................................44

4.24	Licenses	45
4.25	Product and Services Warranties; Warranty Claims	46
4.26	Inventories	46
4.27	Regulatory and Certification Compliance	46
4.28	Import/Export	47
4.29	Ethical Practices	47
4.30	Brokers and Finders	48
4.31	Solvency	48
4.32	Disclosure	48
Article V REPRESENTATIONS AND WARRANTIES OF PURCHASER		49
5.01	Organization	49
5.02	Authorization	49
5.03	Absence of Restrictions and Conflicts	49
5.04	Solvency	49
Article VI CERTAIN COVENANTS AND AGREEMENTS		50
6.01	Access and Investigation	50
6.02	Conduct of the Business of Sellers	50
6.03	Required Approvals	50
6.04	Notification of Certain Events	51
6.05	Exclusive Dealing	52
6.06	Further Assurances	52
6.07	Public Announcements	52
6.08	Assistance with SEC Filings	53
6.09	Reasonable Best Efforts	53
6.10	Tax Matters	53
6.11	Accounts	55
6.12	Payment of Other Excluded Liabilities	56
6.13	Employees and Employee Benefits	56
6.14	Confidentiality	57
6.15	Use of Names	57
6.16	Chinese VAT Invoices	58
6.17	TGB China Transfer	58
6.18	Distressed Inventory Valuation	58
Article VII CLOSING		58
7.01	Closing	58
7.02	Seller Parties' Closing Deliveries	59
7.03	Purchaser's Closing Deliveries	61
Article VIII Conditions to closing		62
8.01	Conditions to All Parties' Obligations	62
8.02	Conditions to Purchaser's Obligations	62
8.03	Conditions to Sellers' and the Unitholder's Obligations	63

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Article IX TERMINATION ..........................................................................................................64 9.01 Termination ................................................................................................64 9.02 Effect of Termination .................................................................................64 Article X INDEMNIFICATION....................................................................................................65 10.01 Indemnification Obligations of the Seller Parties ......................................65 10.02 Indemnification Obligations of Purchaser .................................................65 10.03 Indemnification Procedures .......................................................................65 10.04 Claims Period .............................................................................................66 10.05 Limitations on Losses ................................................................................67 10.06 Escrow........................................................................................................68 10.07 Payment of Claims .....................................................................................68 10.08 Exclusive Remedy .....................................................................................68 10.09 Right of Setoff Against Earnout ................................................................69 10.10 Fraud or Intentional and Willful Misconduct ............................................69 10.11 Tax Treatment of Indemnity Payments ......................................................69 Article XI MISCELLANEOUS PROVISIONS ............................................................................69 11.01 Notices .......................................................................................................69 11.02 Specific Performance and Other Remedies ...............................................70 11.03 Disclosure Schedule and Exhibits ..............................................................70 11.04 Binding Effect; Assignment .......................................................................70 11.05 Amendment; Modification .........................................................................71 11.06 Governing Law; Venue; Waiver of Jury Trial ...........................................71 11.07 Captions .....................................................................................................71 11.08 Attorneys’ Fees ..........................................................................................71 11.09 Severability ................................................................................................72 11.10 Counterparts ...............................................................................................72 11.11 Third-Party Beneficiary .............................................................................72 11.12 Waiver ........................................................................................................72 11.13 Integration ..................................................................................................72 11.14 Transaction Costs .......................................................................................72 11.15 Sellers’ Representative...............................................................................73 11.16 Currency .....................................................................................................75 iii

LIST OF EXHIBITS AND ANNEXES Exhibit A Persons with Knowledge Exhibit B Form of Escrow Agreement Exhibit C Form of Bill of Sale Exhibit D Form of Assumption Agreement Exhibit E Form of Assignment and Assumption and First Amendment to Lease Exhibit F Form of Restrictive Covenant Agreement Exhibit G Form of Key Employee Agreement Exhibit H Form of LoConte Consulting Agreement Exhibit I Form of License Agreement Exhibit J Form of Guaranty Annex 3.04 Earnout Annex 7.02(g)(i) Assignment and Assumption and First Amendment to Lease Annex 7.02(g)(ii) New Lease Agreement Annex 8.03(d) Levi Strauss & Co. License Terms iv

ASSET PURCHASE AGREEMENT This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 18, 2019, is made and entered into by and among Genesco Brands NY, LLC, a Delaware limited liability company (“Purchaser”), each of Togast LLC, a Delaware limited liability company (“Togast”), Togast Direct, LLC, a New York limited liability company (“Togast Direct”), TGB Design, LLC, a New Jersey limited liability company (“TGB Design”), Quanzhou TGB Footwear Co. Ltd., an entity organized under the laws of China (“TGB China” and, together with Togast, Togast Direct and TGB Design, each a “Seller” and collectively the “Sellers”), and Anthony LoConte (the “Unitholder” and, for the limited purposes set forth herein, the “Sellers’ Representative” and, together with the Sellers, the “Seller Parties”). Purchaser, Sellers, and the Unitholder are sometimes individually referred to herein as a “Party” and collectively as the “Parties.” W I T N E S S E T H: WHEREAS, Sellers are engaged in the business of designing, sourcing, selling and developing footwear, and quality assurance and quality control with respect thereto (the “Business”); WHEREAS, Sellers own all right, title and interest in and to all of the Purchased Assets (as defined below); WHEREAS, the Purchased Assets constitute all of the assets used or held for use by Sellers or any of their Affiliates in the conduct of the Business as currently conducted; WHEREAS, on the terms and subject to the conditions set forth herein, the Parties desire to enter into this Agreement, pursuant to which, among other things, Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers, the Purchased Assets, and Sellers shall assign to Purchaser, and Purchaser shall assume from Sellers, the Assumed Liabilities (such transaction, the “Acquisition”); and WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition. NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees: ARTICLE I DEFINITIONS; CONSTRUCTION 1.01 Definitions. The following terms, as used herein, have the following meanings: “ACA” has the meaning set forth in Section 4.14(e). “Accrued Vacation” has the meaning set forth in Section 6.13(d).

“Acquisition” has the meaning set forth in the Recitals. “Acquisition Proposal” has the meaning set forth in Section 6.05(a). “Action” means any claim, action, litigation, suit, inquiry, proceeding, audit, hearing or investigation by or before any Governmental Entity, or any other arbitration, mediation or similar proceeding, in any case, whether civil, criminal, administrative, judicial or investigative, whether formal or informal and whether public or private. “Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person. “Agreement” has the meaning set forth in the Preamble. “Allocation Schedule” has the meaning set forth in Section 6.10(c). “Assignment and Amendment to Lease” has the meaning set forth in Section 7.02(g). “Assumed Contracts” has the meaning set forth in Section 2.01(a)(v). “Assumed Liabilities” has the meaning set forth in Section 2.01(c). “Assumption Agreement” has the meaning set forth in Section 7.02(f). “Balance Sheet Date” means September 30, 2019. “Balance Sheets” means the unaudited balance sheets of each Seller as of the Balance Sheet Date included in the Financial Statements. “Base Amount” has the meaning set forth in Section 3.01. “Bill of Sale” has the meaning set forth in Section 7.02(e). “Business” has the meaning set forth in the Recitals. “Business Day” means any day other than a Saturday, Sunday or a day on which banks in Nashville, Tennessee are authorized or required by Law to be closed. “Business Records” means all books, records, ledgers and files or other similar information of Sellers (in any form or medium and whether or not physically located at any Leased Real Property) related to, used or held for use in connection with the Business as currently conducted, including all client lists, vendor and supplier lists, correspondence, mailing lists, revenue records, invoices, advertising materials, brochures, records of operation, standard forms of documents, manuals of operations or business procedures, photographs, blueprints, research files and materials, data books, Company Intellectual Property disclosures and information, media materials, accounting records and litigation files (but excluding the organization documents, minute and stock record books and corporate seals of Sellers). 2

“CERCLA” means the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9607 et seq. and the rules and regulations promulgated thereunder. “Change of Control Payments” means the aggregate amount payable (including “success fees” or bonuses, severance payments, increased payments or benefits, accelerated vesting and any amounts payable to offset any excise Taxes imposed under Section 4999 of the Code and any related income Taxes) by Sellers (a) to any third party as a result of the transactions contemplated by this Agreement or (b) to or for the benefit of current or former officers, directors, employees or contractors of Sellers, including (i) accrued and unpaid bonuses as of the date hereof and (ii) amounts payable (whether prior to, on or following the date hereof) pursuant to any applicable agreement (whether written or oral) or other governing document or policy as a result of the transactions contemplated by this Agreement, in the case of both clauses (a) and (b) above, to the extent not paid prior to the Closing Date. “Claim” has the meaning set forth in Section 10.06. “Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an Indemnified Party. “Closing” means the consummation of the transactions contemplated by this Agreement as set forth in Section 7.01. “Closing Date” has the meaning set forth in Section 7.01. “Closing Date Receivables” means all accounts receivable of Sellers as of the close of business on the last Business Day immediately preceding the Closing. “Closing Payment” has the meaning set forth in Section 3.02(a). “COBRA” has the meaning set forth in Section 2.01(d)(xi). “Code” means the United States Internal Revenue Code of 1986, as amended. “Collected Receivables” has the meaning set forth in Section 3.3(a). “commercially reasonable efforts” means the efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, that such person will not be required to undertake extraordinary or unreasonable measures. “Company Benefit Plan” means each Employee Benefit Plan currently sponsored or maintained or required to be sponsored or maintained by any Seller or its ERISA Affiliates or to which any Seller or its ERISA Affiliates makes, or has any obligation to make, directly or indirectly, any contributions or with respect to which any Seller or its ERISA Affiliates has ever had, or might have, any other Liabilities. 3

“Company Contracts” means all Contracts to which any Seller is a party, by which any Seller or any of its property (including the Purchased Assets) is subject, or by which any Seller is otherwise bound or may become bound (including the Company Real Property Leases). “Company Data Agreement” has the meaning set forth in Section 4.18(i). “Company Intellectual Property” means any and all Intellectual Property that is owned by (or purported to be owned by) or licensed, used or held for use by any Seller in connection with the Business as presently conducted, including all (a) Company-Owned Intellectual Property and (b) IP Licenses. “Company-Owned Intellectual Property” means any Company Intellectual Property and Software that is owned by (or purported to be owned by) or proprietary to Sellers and the Company Registered Intellectual Property “Company Real Property Leases” has the meaning set forth in Section 4.04(a). “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, any Seller. “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, effective as of May 23, 2018 by and among Purchaser and Sellers. “Contract” means any agreement, contract, lease, license, obligation, promise or undertaking (whether written or oral and whether express or implied) that is or is intended to be legally binding. “Control” (in addition to the correlative “Controlled” and “Controlling”) means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Direct Claim” has the meaning set forth in Section 10.03(c). “Disclosing Party” has the meaning set forth in Section 6.04. “Disclosure Schedule” means the Schedule delivered by the Seller Parties to Purchaser on the date hereof pursuant to Article IV. “Distressed Inventory Valuation” has the meaning set forth in Section 6.18. “Earnout Amount” means any amount payable hereunder pursuant to Annex 3.04. “Employee Benefit Plan” means, with respect to any Person, (a) each plan, fund, program, agreement, arrangement or scheme, including each plan, fund, program, agreement, arrangement or scheme maintained or required to be maintained under the Laws of a jurisdiction outside the United States of America, in each case, that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or 4 has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, or “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (c) each severance, retention or change in control plan or agreement, each plan or agreement providing health, vacation, summer hours, supplemental unemployment benefit, hospitalization insurance, medical, dental or legal benefit, (d) social insurances as required by applicable Laws of China, whether national, provincial or local (including pension, unemployment insurance, medical insurance, work-related injury insurance and maternity insurance) and (e) each other employee benefit plan, fund, program, agreement, arrangement or scheme. “Employment Agreement” means any employment Contract, consulting Contract with an individual consultant, any related termination or severance Contract, salary continuation Contract, change of control Contract, non-compete Contract, non-solicit Contract, non-hire Contract, non-disparagement Contract or any other Contract respecting the terms and conditions of employment or payment of compensation, or of a consulting or independent contractor relationship in respect of any current or former officer, employee, individual consultant or individual independent contractor. “End Date” has the meaning set forth in Section 9.01(d). “Environment” means any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air. “Environmental Laws” means all federal, state, local or foreign Laws relating to protection of the Environment and health and safety, including pollution control, product registration and Hazardous Materials. “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder. “ERISA Affiliate” means any Person (whether incorporated or unincorporated) that, together with Seller, would be deemed a “single employer” within the meaning of Section 414 of the Code. “Escrow Account” has the meaning set forth in Section 3.02(b). “Escrow Agent” has the meaning set forth in Section 10.06. “Escrow Agreement” has the meaning set forth in Section 3.02(b). “Escrow Amount” has the meaning set forth in Section 3.02(b). “Escrow Termination Date” has the meaning set forth in Section 10.06. 5

“Excluded Assets” has the meaning set forth in Section 2.01(b). “Excluded Employee Liabilities” means all Liabilities (including all related Taxes) (a) for severance, separation, termination or notice period pay or similar payments by or in respect of employees of any Seller whose employment terminates prior to the Closing (whether statutory, contractual or otherwise), (b) under Company Benefit Plans with respect to employees of any Seller who do not become Hired Personnel, (c) for any amounts and/or contributions due and/or payable by any Seller prior to the Closing under any Company Benefit Plan, (d) for any retention or transaction bonus payable under arrangements with any Seller, (e) for insufficient withholding of any Seller’s employees’ individual income Taxes, (f) for underpayment of any Seller’s employees’ individual income Taxes, social insurance and housing fund as required by applicable Law and (g) in respect of unpaid bonuses to any employees of Seller for the fiscal year ended December 31, 2019. “Excluded Liabilities” has the meaning set forth in Section 2.01(d). “Exhibit” means any exhibit attached to this Agreement. “Export/Import Approvals” means all applicable export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export, and/or re-export of products, services and technology. “Financial Statements” means (a) the compiled balance sheets of each Seller as of December 31, 2016, December 31, 2017 and December 31, 2018 and the compiled statements of profit and loss of each Seller for the 12-month periods then ended and (b) the unaudited balance sheets of each Seller as of the Balance Sheet Date and the unaudited statements of operations of each Seller for the nine-month period then ended. “FUBU Assignment” has the meaning set forth in Section 7.02(t). “Fundamental Representations” has the meaning set forth in Section 10.04(a). “GAAP” means generally accepted accounting principles in the United States of America in effect from time to time as applied on a consistent basis to the relevant Person. “Governmental Entity” means any domestic or foreign federal, state, provincial, local or municipal government, any political subdivision thereof, or any court, legislative, executive, administrative or regulatory agency, department, instrumentality, body or commission or other governmental or quasi-governmental entity, authority, agency or instrumentality. For the avoidance of doubt, “Governmental Entity” includes the Internal Revenue Service. “Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks. “Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, asbestos or asbestos-containing 6 materials, lead-based paint, petroleum or petroleum-derived substance or waste, polychlorinated biphenyls, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, whether liquid, solid, semi-solid, sludge or gaseous, the management, use, handling or disposal of which is in any way governed by or subject to any applicable Law. “Hired Personnel” has the meaning set forth in Section 6.13(a). “Indebtedness” means, with respect to any Person, (a) the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed, whether secured or unsecured, and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement relating to property purchased by such Person; (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person upon which interest charges are customarily paid; (e) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (f) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions; (g) any prepayment or other similar fees, expenses or penalties on or relating to the prepayment, repayment or assumption of any of the foregoing; (h) all obligations of the type referred to in clauses (a) through (h) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; (i) all obligations of the type referred to in clauses (a) through (h) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); and (j) any other interest, fees, or financing charges on any of the foregoing. “Indemnified Party” has the meaning set forth in Section 10.03. “Indemnifying Party” has the meaning set forth in Section 10.03. “Independent Accountant” means RSM US LLP, or if RSM US LLP is unable to serve, the office of an impartial firm of independent national certified public accountants as appointed by mutual agreement of Purchase and the Unitholder. “Insurance Contracts” has the meaning set forth in Section 4.16. “Intellectual Property” means any or all of the following and all rights arising out of or associated therewith: (a) all United States of America and foreign issued patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, methods, processes, mask works, trade secrets, proprietary information, know-how, Software, technology, business and technical data and customer lists, and all documentation relating to any of the foregoing anywhere in the world; (c) all works of authorship (whether copyrightable or not), all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto anywhere in the world; (d) all industrial designs and any registrations and applications therefor anywhere in the world; (e) all internet uniform resource 7 locators, domain names, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, trade names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark and trade dress registrations and applications therefor anywhere in the world, together with the goodwill connected with the use of, and symbolized by, any of the foregoing; (f) all databases and data collections and all rights therein anywhere in the world; (g) all moral and economic rights of authors and inventors, however denominated, anywhere in the world; (h) all IP Licenses; and (i) all other intellectual property and proprietary rights and any other similar or equivalent rights to any of the foregoing anywhere in the world. “Inventory” means all inventory, including raw and packaging materials, work in progress, samples, finished goods, supplies, parts and similar items used or held for use by any Seller in connection with the Business, whether located at the Leased Real Property (or any location of any Person other than any Seller on behalf of any Seller) or in transit to or from any Seller (or such other Person), and all inventory and such other items used or held for use by Samsung with respect to the Business and whether located at a Samsung facility or in transit from Samsung or another Person. “IP License” has the meaning set forth in Section 4.18(c). “Key Employee Agreements” has the meaning set forth in Section 7.02(l). “Key Employees” means Robert Gomberg, Joe Warren, Elif Dunlay, Hubert Vo, Yuki Huang and Arnie Wolkun. “Laws” means any federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, guideline, resolution or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Entity, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. “Leased Assets” means all equipment and other items of tangible personal property and assets included in the Purchased Assets that are subject to personal property leases. “Leased Real Property” has the meaning set forth in Section 4.04(a). “Legal Dispute” means any action, suit, arbitration or proceeding between or among the Parties and their respective Affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or any related document. “Legal Proceeding” has the meaning set forth in Section 4.09. “Liabilities” means, with respect to any Person, any debt, loss, damage, adverse claim, liability, obligation or commitment of such Person of any kind or nature whatsoever, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise (including all costs and expenses relating thereto), whether in contract, tort, strict 8 liability or otherwise and whether or not the same is required to be accrued on the financial statements of such Person. “License Agreement” has the meaning set forth in Section 7.02(s). “Licenses” means all notifications, licenses, permits (including environmental, construction and operation permits), qualifications, franchises, accreditations, certificates, approvals, exemptions, classifications, registrations, consents and other similar documents and authorizations issued by any Governmental Entity, and pending applications therefor. “Liens” means all mortgages, liens, pledges, security interests, charges, claims, equitable interests, community or marital property interests, property interests, options, encroachments, easements, restrictions or encumbrances of any kind or nature whatsoever, whether imposed by a Governmental Entity or other Person. “LoConte Consulting Agreement” has the meaning set forth in Section 7.02(m). “Losses” has the meaning set forth in Section 10.01. “Material Adverse Effect” means any state of facts, change, event, effect or occurrence that is or could reasonably be expected to be, individually or in the aggregate, materially adverse to the condition (financial or otherwise), results of operations, prospects, properties, assets or Liabilities of the Business, the Purchased Assets, including the Leased Real Property or Personal Property. A Material Adverse Effect shall also include any state of facts, change, event, effect or occurrence that, individually or in the aggregate, is or could reasonably be expected to prevent the performance by any Seller of its obligations hereunder or to consummate the transactions contemplated hereby. “Material Contracts” has the meaning set forth in Section 4.11. “Material Customer” means any Person from which, or in connection with, Sellers received in the aggregate more than $500,000 during the 12-month period ended on December 31, 2018 or during the nine-month period ended on the Balance Sheet Date. “Material Vendor” means any supplier with whom Sellers placed orders, whether on Sellers’ behalf or on behalf of another Person, having an aggregate value of more than $1,500,000 during the 12-month period ended on December 31, 2018 or during the nine-month period ended on the Balance Sheet Date. “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Entity. “Ordinary Course” means the ordinary and usual course of normal day-to-day operations of the Business, as conducted by Sellers, through the date hereof consistent with past practice; provided, however, that in no event shall “Ordinary Course” include any breach or violation of any Law, Order or Contract. “Parties” has the meaning set forth in the Preamble. 9

“Party” has the meaning set forth in the Preamble. “Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course and not yet delinquent, (d) security interests of equipment lessors to evidence title retention, and (e) in the case of the Leased Real Property, zoning, building or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title that do not materially, individually or in the aggregate, adversely affect the validity of title to or the value or marketability of the Leased Real Property or the use of the Leased Real Property by Sellers. “Person” means any individual, corporation, partnership, limited partnership, joint venture, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated organization, association or other entity, or any Governmental Entity. “Personal Data” means as applicable, (a) any and all information about an individual that either contains data elements that identify the individual or with respect to which there is a reasonable basis to believe the information can be used to identify the individual, (b) any information that enables a Person to contact the individual (such as information contained in a cookie or an electronic device fingerprint) and (c) any and all other information, the collection, use, sharing, transfer or other processing of which is regulated by any applicable Privacy Laws in relation to data protection, data privacy or personal privacy. Personal Data includes (i) personal identifiers such as name, address, email address, IP address, Social Security Number, date of birth, driver’s license number or state identification number, Taxpayer Identification Number and passport number, (ii) financial information, including credit or debit card numbers, account numbers, access codes, consumer report information, insurance policy number, (iii) demographic information, (iv) unique biometric data, such as fingerprint, retina or iris image, voice print or other unique physical representation and (v) individual medical or health information (including information of patients, customers, employees, workers, contractors, and third parties who have provided information to Sellers, and including information relating to services provided by or to third parties). “Personal Property” means all machinery, equipment, furniture, fixtures, furnishings, rolling stock, tools, office supplies, vehicles, artwork, Hardware, telephone lines and numbers, telecopy machines and other telecommunication equipment and other tangible personal property owned or leased by any Seller and related to, used or held for use in connection with the Business. “Prepaid Items” means all credits, cash reserves, prepaid charges and expenses, advance payments, security deposits (including for rent, electricity, telephone or otherwise), escrows and other prepaid items of any Seller (including prepaid rent) arising from or related to the Business. “Privacy Laws” means any applicable Law that addresses privacy, security, data use, data protection and destruction, data breach notification or data transfer issues, including, without limitation, European Union General Data Protection Regulation (Regulation (EU) 2016/679), European Data Protection Directive (Directive (EC) 95/46), China’s Cybersecurity Law, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act and all U.S. state implementing laws, the CAN-SPAM Act, the Telephone Consumer Protection Act, and all 10

current implementing Laws, rules, and regulations applicable to the personal information collected by Sellers from a customer or client of Sellers’ Business, including ISO 27001, the Digital Advertising Alliance’s Industry Self-Regulatory Program for Online Behavioral Advertising, and the Payment Card Industry Data Security Standard. “Processing” has the meaning set forth in Section 4.18(i). “Prohibited Parties Lists” has the meaning set forth in Section 4.28(a). “Public Official” has the meaning set forth in Section 4.29. “Purchased Assets” has the meaning set forth in Section 2.01(a). “Purchaser” has the meaning set forth in the Preamble. “Purchaser Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser or any of its Affiliates in connection with the transactions contemplated hereby. “Purchaser Indemnified Parties” means Purchaser and its Affiliates (including any Affiliate of Purchaser which is designated by Purchaser to receive the Purchased Assets or any portion thereof), and each of their respective officers, directors, managers, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing. “Receivables” means all receivables (including accounts receivable, commissions receivable, loans receivable, advances and other current assets that would be recorded as receivables in accordance with GAAP) arising from or related to the Business, including all receivables arising in respect of: (a) all assets recorded or reflected on the Balance Sheets (including assets such as Company Contracts to which no value was attributed); (b) all assets acquired by Sellers since the Balance Sheet Date which, had they been held by Sellers on such date, would have been recorded or reflected on the Balance Sheets (including assets such as Company Contracts to which no value would have been attributed); and (c) all assets that would be recorded or reflected on a balance sheet of the Business as of the date hereof prepared in accordance with GAAP, together with any unpaid interest, fees or financing charges accrued on any of the foregoing. “Registered Intellectual Property” means all United States of America and foreign: (a) issued patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and trade dress, intent-to-use applications, or other registrations or applications related to trademarks and service marks and trade dress; (c) registered copyrights and applications for copyright registration; (d) domain name registrations and social media accounts; (e) registered mask works and applications for mask work registration; and (f) any other Intellectual Property that is the subject of an application, certificate, filing, or registration filed with, or recorded with any federal, state, local or foreign Governmental Entity. 11

“Release” means, with respect to any Hazardous Material, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the Environment. “Representative Matters” has the meaning set forth in Section 11.15(a). “Restrictive Covenant Agreement” has the meaning set forth in Section 7.02(k). “Rights” means all claims, causes of action, rights of recovery and rights of set-off against any Person arising from or related to the Business, the Purchased Assets or the Assumed Liabilities, including: (a) all rights under any Assumed Contract, including all rights to receive payment for products sold and services rendered thereunder, to receive goods and services thereunder, to assert claims and to take other rightful actions in respect of breaches, defaults and other violations thereof; (b) all rights under or in respect of any Company Intellectual Property owned or purported to be owned by Sellers, including all rights to sue and recover damages for past, present and future infringement, dilution, misappropriation, violation, unlawful imitation or breach thereof, and all rights of priority and protection of interests therein under the laws of any jurisdiction; (c) all claims under insurance policies; and (d) all rights under all guarantees, warranties, and indemnities to the extent included in the Purchased Assets or the Assumed Liabilities. “Samsung” means Samsung C&T America, Inc. “Schedule” means any schedule attached to this Agreement. “SEC” means the United States Securities and Exchange Commission. “Seller” and “Sellers” have the meaning set forth in the Preamble. “Seller Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any Seller, the Unitholder or any of their respective Affiliates in connection with the transactions contemplated hereby. “Seller Indemnified Parties” means any Seller and their respective Affiliates, and each of their respective officers, directors, managers, employees, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing. “Seller Parties” has the meaning set forth in the Preamble. “Sellers’ Historical Business” means the Business historically conducted by Sellers and the results of operations therefrom and specifically excluding any earnings or other benefits or liabilities from Purchaser’s business including its Licensed Brands business. “Sellers’ Knowledge” means (a) all matters or facts known by any individual listed on Exhibit A on the date hereof after due inquiry with respect to the matters at hand and (b) all matters or facts that any such individual would have known on the date hereof with respect to the matters at hand if such individual had made due inquiry. 12

“Sellers’ Representative” has the meaning set forth in Section 11.15(a). “Software” means all computer software programs, operating systems, applications, firmware and other code, together with any application programming interfaces, data files, databases, protocols, specifications thereof and any error corrections, updates, modifications or enhancements thereto, in both machine-readable form and human-readable form, including all documentation, comments and any procedural code. “Tax Clearance Certificates” has the meaning set forth in Section 6.10(e). “Tax Return” means any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including extensions, estimated returns, amended returns, information statements and reports of every kind with respect to Taxes. “Taxes” means (a) any and all federal, state, local, or foreign taxes, assessments, charges, duties, fees, imports, levies or other charges from any Governmental Entity (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security (or similar tax), social contribution, unemployment compensation, unclaimed property, escheat, disability, transfer, sales, bulk sales, use, excise, license, occupation, registration, stamp, premium, environmental, customs duties, alternative or add-on minimum, estimated, gross receipts, value-added, ad valorem, profits, estimated, and all other taxes of any kind for which Seller may have any Liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity, and (b) any Liability in respect of any items described in clause (a) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulations section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise. “TGB China” has the meaning set forth in the Preamble. “TGB China Closing” has the meaning set forth in Section 7.01. “TGB China Closing Date” has the meaning set forth in Annex 6.17. “TGB China Payment” shall mean $150,000. “TGB Design” has the meaning set forth in the Preamble. “Third Party Claim” has the meaning set forth in Section 10.03(a). “Togast” has the meaning set forth in the Preamble. “Togast Direct” has the meaning set forth in the Preamble. “Total Consideration” has the meaning set forth in Section 3.01. “Transaction Expenses” means the fees and expenses incurred by Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement and not paid prior to 13 the Closing Date, including any and all legal, accounting, financial advisory, broker and other third party fees and expenses. “Transfer Taxes” has the meaning set forth in Section 6.10(b). “Treasury Regulations” means the final or temporary regulated that have been promulgated under the Code by the U.S. Department of Treasury, and any successor regulations. “Unclaimed Property” means property in the possession of any Seller at Closing that is or will be escheatable (or that has or should have escheated) to any Governmental Entity, within the meaning of any state, local or foreign Law applicable to unclaimed or abandoned property. “Unitholder” has the meaning set forth in the Preamble. “Unresolved Claims” has the meaning set forth in Section 10.06. “US Sellers” means Togast, Togast Direct and TGB Design. “User Data” means any data or information, whether in identifiable or de-identified form (including any Personal Data) collected from any Person’s use of the Sellers’ web sites or Software. “WARN” means the United States Worker Adjustment and Retraining Notification Act, and the rules and regulations promulgated thereunder. 1.02 Construction. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to any gender include the other genders, (c) the words “include,” “includes” and “including” mean “including, but not limited to” and “including, without limitation”, (d) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (e) the terms “day” and “days” mean and refer to calendar day(s) unless Business Days are specified, (f) the terms “year” and “years” mean and refer to calendar year(s), (g) all references in this Agreement to “dollars” or “$” shall mean United States Dollars, and (h) “made available” to Purchaser means posted, at least two (2) Business Days prior to the date of this Agreement, in the electronic data room hosted by Ansarada related to the Acquisition to which Purchaser and Sellers have full access. Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules, as applicable, of this Agreement, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of 14 proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or by virtue of any prior drafts of this Agreement. Any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of calendar days excluding the day on which the counting is initiated and including the final day of the period; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall automatically be extended to the next Business Day. 1.03 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. ARTICLE II PURCHASE AND SALE 2.01 Purchase and Sale; Assumed Liabilities; Excluded Liabilities. (a) Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (or, with respect to the Purchased Assets of TGB China, at the TGB China Closing), Sellers shall sell, transfer, convey and deliver to Purchaser (or to Purchaser’s designee), and Purchaser (or such designee) shall purchase and acquire from Sellers, all of Sellers’ (or any Affiliate of Sellers) rights, titles and interests, direct or indirect, in, to and under the assets, properties and rights of every nature, kind and description, whether tangible or intangible, real, personal or mixed, accrued or contingent, wherever located and whether now existing or hereafter acquired (in each case other than the Excluded Assets), related to, used or held for use by Sellers (or such Affiliate) in connection with the Business, whether or not carried or reflected on or specifically referred to in Sellers’ books or financial statements or on the Disclosure Schedule (collectively, the “Purchased Assets”), in each case free and clear of any Liens (other than Permitted Liens), including all of Sellers’ rights, titles and interests in, to and under the following: (i) all assets (excluding cash and cash equivalents on hand at the Closing, other than cash or cash equivalents generated from Receivables from Mr. Dai) recorded or reflected on the Balance Sheets (including assets such as Assumed Contracts to which no value was attributed); (ii) all assets (excluding cash and cash equivalents on hand at the Closing, other than cash or cash equivalents generated from Receivables from Mr. Dai) acquired by Sellers since the Balance Sheet Date which, had they been held by Sellers on such date, would have been recorded or reflected on the Balance Sheets (including assets such as Assumed Contracts to which no value would have been attributed); (iii) all assets that would be recorded or reflected on a balance sheet of the Business as of the date hereof prepared in accordance with GAAP; (iv) all Receivables except for Samsung Commission Reserves; 15

(v) all Company Contracts that are listed or described on Section 2.01(a)(v) of the Disclosure Schedule (the “Assumed Contracts”); (vi) all Company Intellectual Property, including the name of Sellers, brand names, TGB China’s web site, telephone, facsimile and email addresses and listings; (vii) all Company Real Property Leases and all improvements, fixtures and other appurtenances located on or attached to the Leased Real Property (except for those improvements, fixtures and other appurtenances set forth on Section 2.01(a)(vii) of the Disclosure Schedule); (viii) all Personal Property; (ix) all Inventory or rights to Inventory owned by any Seller; (x) all Business Records; (xi) to the extent such can be transferred without violation of applicable Law, all personnel and files pertaining to any employee or former employee of the Business; (xii) all Licenses used in connection with the Business, to the extent such Licenses are transferable; (xiii) all Prepaid Items; (xiv) all Rights; (xv) all assets of TGB China including cash and cash equivalents and all assets acquired by TGB China after the Closing but before the TGB China Closing; and (xvi) the goodwill and going concern value and other intangible assets, if any, arising from or related to the Business. (b) Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (the “Excluded Assets”): (i) cash and cash equivalents of Sellers, including bank deposits and security deposits under the Company Real Property Leases, but excluding cash or cash equivalents generated from Receivables from Mr. Dai and excluding cash and cash equivalents acquired by TGB China after the Closing and before the TGB China Closing; (ii) all bank accounts and safety deposit boxes; 16

(iii) all Company Contracts that are not listed or described on Section 2.01(a)(v) of the Disclosure Schedule, including the Company Contracts expressly listed or described in Section 2.01(b)(iii) of the Disclosure Schedule; (iv) all rights to any Actions of any nature available to or being pursued by the Seller Parties and all defenses and counterclaims, in each case, to the extent relating to Excluded Liabilities; (v) the corporate or company seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the organization of Sellers, personnel and other records that Sellers are required by law to retain, documents prepared in connection with the transactions contemplated by this Agreement, and any other books and records not relevant to the current operation of the Business; (vi) any other assets, properties and rights specifically set forth on Section 2.01(b)(vi) of the Disclosure Schedule; (vii) Sellers’ assets and rights relating to the Company Benefit Plans; (viii) Sellers’ Insurance Contracts; (ix) commissions earned from Samsung for shipments or sales prior to Closing subject to reserves established by Samsung related to pre-Closing shipments or sales (the “Samsung Commission Reserves”) which reserves shall be subject to appropriate adjustment mechanisms, as set forth on Section 2.01(b)(ix) of the Disclosure Schedule; and (x) the rights which accrue or will accrue to the Seller Parties under this Agreement, the Purchaser Ancillary Documents and the Seller Ancillary Documents. (c) Assumed Liabilities. In connection with the purchase and sale of the Purchased Assets pursuant to this Agreement, at the Closing, Purchaser shall assume from Sellers only the following Liabilities related to the Business (the “Assumed Liabilities”): (i) all Liabilities under the Assumed Contracts but only to the extent that such Liabilities thereunder (A) have not accrued, in whole or in part, on or before the Closing Date or TGB China Closing Date, as applicable, (B) relate solely to the period following the Closing Date or TGB China Closing Date, as applicable, (C) do not relate to any failure to perform, improper performance, warranty or other breach (including a breach of any representation or warranty hereunder), default or violation by Sellers on or prior to the Closing Date or TGB China Closing Date, as applicable and (D) do not relate to any term or provision of any Contract not disclosed to Purchaser; and (ii) all Liabilities of Sellers described on Section 2.01(c)(ii) of the Disclosure Schedule. 17

(d) Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, any Schedule or Exhibit, any Purchaser Ancillary Document or any Seller Ancillary Document to the contrary, and regardless of any disclosure to Purchaser, except for the Assumed Liabilities, Purchaser does not assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for any Liability of Sellers of any kind, character or description whatsoever, whether direct or indirect, known or unknown, absolute or contingent, matured or unmatured, insured or uninsured and currently existing or hereinafter arising, including any Liability of Sellers related to the Acquisition, this Agreement or arising from the conduct of the Business or the ownership of the Purchased Assets prior to the Closing or TGB China Closing, as applicable, whether or not accrued and whether or not such Liability is disclosed in this Agreement or in any Schedule or Exhibit hereto (the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities include the following: (i) all trade accounts payable of Sellers to third parties in connection with the Business; (ii) any Liability arising from or related to the operation of the Business on or prior to the Closing Date or TGB China Closing Date, as applicable, including any Liability arising from or related to any and all products manufactured or sold and/or services performed by or on behalf of Sellers or any of their respective Affiliates on or before the Closing Date or TGB China Closing Date, as applicable; (iii) any Liability for (A) Transfer Taxes, (B) any Taxes of any Seller Party, (C) any Taxes that relate to the Purchased Assets or the Assumed Liabilities for taxable periods (or portions thereof) ending on or before the Closing Date or TGB China Closing Date, as applicable, including Taxes allocable to any Seller Party pursuant to Section 6.10(d), and (D) any and all Tax Liability arising by reason of any Seller Party being liable for Taxes of another Person by reason of contract, assumption, transferee Liability, operation of law, Treasury Regulations section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise; (iv) any Liability of any Seller pursuant to any Environmental Law arising from or related to any action, event, circumstance or condition occurring or existing on or prior to the Closing Date or TGB China Closing Date, as applicable; (v) any Indebtedness of any Seller or Transaction Expenses; (vi) any Liability arising from or related to any breach, failure to perform, torts related to the performance of, violations of Law, infringements or indemnities under, guaranties pursuant to and overcharges or underpayments under, any Company Contract prior to the Closing Date or TGB China Closing Date, as applicable; 18

(vii) any Liability arising from or related to any compliance or noncompliance prior to the Closing Date or TGB China Closing Date, as applicable, with any Law applicable to any Seller, the Business or the Purchased Assets; (viii) any Liability arising from or related to any Action against any Seller, the Business or the Purchased Assets pending as of the Closing Date or based upon any actions, events, circumstances or conditions arising prior to the Closing Date or TGB China Closing Date, as applicable; (ix) any Liability arising from or related to the matters described in Sections 6.13(b) and 6.13(c); (x) the Excluded Employee Liabilities and all Liabilities arising from, related to, under or with respect to the Company Benefit Plans and any other employee benefits arrangements of Sellers; (xi) any Liability arising from or related to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (xii) any Liability of any Seller to any Governmental Entity or other Person related to Unclaimed Property and Sellers’ compliance with applicable Law related thereto, including (A) any Unclaimed Property that should have escheated or been paid over to a Governmental Entity on or prior to the Closing Date or TGB China Closing Date, as applicable, and (B) any property in the possession of Sellers as of the Closing Date or TGB China Closing Date, as applicable, that will become Unclaimed Property after the Closing Date or TGB China Closing Date, as applicable, but for which the dormancy period under applicable escheat provisions of state law is running as of the Closing Date or TGB China Closing Date, as applicable; (xiii) any Liability of any Seller for returned goods that were ordered, manufactured or sold prior to the Closing Date or TGB China Closing Date, as applicable; (xiv) any Liability of any Seller to third parties for any royalty, license fee, franchise fee or similar payment pursuant to Contracts set forth or required to be set forth on Section 4.11(a)(xiv) of the Disclosure Schedule; (xv) any Liability of any Seller from any fines or losses arising from TGB China’s failure to comply with special equipment administrative requirements for its purchase and use of special equipment; (xvi) any Liability related to the Footwear Companies Defined Benefit Plan including but not limited to any amounts necessary to fully fund such plan upon termination using the applicable PBGC assumptions and pay any benefits thereunder; 19

(xvii) any Liability of any Seller to third parties in connection with the transfer or assignment of Company Contracts in connection with the Acquisition; and (xviii) any Liability incurred by Sellers or any Person other than Purchaser or its Affiliates arising out of or relating to the negotiation and preparation of this Agreement, the Purchaser Ancillary Documents or the Seller Ancillary Documents (including fees and expenses payable to all attorneys and accountants, other professional fees and expenses and bankers’, brokers’ or finders’ fees for persons not engaged by Purchaser or its Affiliates). 2.02 Return of Excluded Assets. If any Seller Party or Purchaser determines after the Closing that any books, records or other materials or assets (whether tangible or intangible, in whatever form or media, including electronic) constituting Excluded Assets were delivered to Purchaser, Purchaser shall promptly return them to the Seller Parties. 2.03 Allocation of Assets and Liabilities. Notwithstanding the foregoing, at the Closing, the Purchased Assets and the Assumed Liabilities shall be allocated between Purchaser and its designee(s), if any, as set forth in the applicable Purchaser Ancillary Documents and Seller Ancillary Documents. 2.04 Right to Control Payment. Purchaser shall have the right, but not the obligation, to make any payment due from any Seller with respect to any Excluded Liabilities which are not paid by such Seller within 30 days after written request for payment from Purchaser to the Unitholder. Sellers shall reimburse Purchaser for the amount of any payment made by Purchaser as promptly as practicable, and in no event later than ten Business Days, after receipt by the Unitholder of written notice of such payment by Purchaser; provided, that, at Purchaser’s election, Purchaser and the Unitholder shall jointly instruct the Escrow Agent in writing to release to Purchaser the amount of such payment made by Purchaser from the Escrow Account. 2.05 Prorations. To the extent not otherwise prorated pursuant to this Agreement, Purchaser, on the one hand, and Sellers, on the other hand, shall prorate (as of the Closing or TGB China Closing, as applicable), if applicable, real and personal property lease payments (including the Sellers’ share of utilities and other expenses), property Taxes, utilities, insurance premiums, amounts due by Sellers under the Company Contracts included in the Purchased Assets, plus all other expenses with respect to the Purchased Assets that are normally prorated upon the sale of assets of a going concern. Any item which cannot be finally prorated because of the unavailability of information shall be tentatively prorated on the basis of the best data then available and adjusted when the information is available in accordance with this Section 2.05. If the prorations and credits made under this Section 2.05 shall prove to be incorrect or incomplete for any reason, then the Parties shall be entitled to an adjustment to correct the same. Notwithstanding the foregoing, Excluded Liabilities shall be the exclusive obligation and liability of the Sellers. Taxes shall not be governed by this Section 2.05, but shall instead be allocated pursuant to Section 6.10(d). 20

ARTICLE III CONSIDERATION; ADJUSTMENTS 3.01 Consideration. The aggregate consideration to be paid by Purchaser for the Purchased Assets shall be an amount, payable in cash, equal to $33,674,000 (the “Base Amount”), as adjusted pursuant to Sections 3.02 and 3.04, and the assumption of the Assumed Liabilities (together with the Base Amount, the “Total Consideration”). 3.02 Closing Payment. (a) At the Closing, Purchaser shall pay to Sellers, an amount equal to (i) the Base Amount, minus (ii) the Escrow Amount and minus (iii) the TGB China Payment, if the Purchased Assets of TGB China are not acquired at the Closing (the “Closing Payment”), allocated to each Seller in accordance with Section 3.02(a) of the Disclosure Schedule, by wire transfer of immediately available funds to an account(s) designated in writing by Seller to Purchaser, and minus (iv) any amounts mutually agreed upon between Purchaser and the Unitholder pursuant to Section 6.18. (b) At the Closing, an amount equal to $1,340,000 (the “Escrow Amount”) shall be withheld by Purchaser and deposited, by wire transfer of immediately available funds, in an escrow account (the “Escrow Account”) to be governed by the terms of an escrow agreement, substantially in the form of Exhibit B attached hereto (the “Escrow Agreement”), the purpose of which, as more fully set forth elsewhere in this Agreement and in the Escrow Agreement, shall be to provide non-exclusive, readily accessible funds to indemnify the Purchaser Indemnified Parties for any Losses upon the terms of and subject to the limitations of Article X. (c) Purchaser shall be entitled to deduct and withhold from the Base Amount, the Escrow Amount, and/or any other portion of the consideration all Taxes that Purchaser may be required to deduct and withhold under any provision of any Tax Law. All such withheld amounts shall be treated as delivered to Sellers hereunder. 3.03 [INTENTIONALLY DELETED] 3.04 Earnout. The Base Amount shall be adjusted for any Earnout Amount payable pursuant to this Agreement, the provisions of which are set forth in Annex 3.04 hereto and which are incorporated herein by reference as if fully set forth herein. 3.05 Consents and Waivers; Further Assurances. (a) Nothing in this Agreement, the Purchaser Ancillary Documents or the Seller Ancillary Documents shall be construed as an agreement or obligation to assign any Purchased Asset that by its terms or pursuant to applicable Law is not capable of being sold, assigned, transferred or delivered without the consent or waiver of a third party or Governmental Entity unless and until such consent or waiver shall be given. In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller Parties shall, and Purchaser shall use commercially reasonable efforts to cooperate reasonably with the Seller Parties to, obtain such consents and waivers and to resolve the impediments 21 to the transactions contemplated by this Agreement, the Purchaser Ancillary Documents or the Seller Ancillary Documents and to obtain any other consents and waivers necessary to convey to Purchaser all of the Purchased Assets until such consents or waivers are obtained. In the event any such consents or waivers are not obtained prior to the Closing Date, the Seller Parties will cooperate with Purchaser in any lawful arrangement and for a reasonable period following the Closing to provide that Purchaser shall receive the interest of Sellers in the benefits under any such Purchased Asset, including performance by Sellers, as agent. (b) Following the Closing, Sellers and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions and releases and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement, the Purchaser Ancillary Documents and the Seller Ancillary Documents and to assure fully to Sellers the assumption of the Assumed Liabilities intended to be assumed by Purchaser pursuant to this Agreement, the Purchaser Ancillary Documents and the Seller Ancillary Documents, and to otherwise make effective as promptly as practicable the transactions contemplated hereby and thereby. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES The Seller Parties, jointly and severally, represent and warrant to the Purchaser that the statements contained in this Article IV are true and correct: 4.01 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to own, lease, use and operate the properties and assets that it purports to own, lease, use and operate and to carry on the Business as currently conducted. Each Seller is duly qualified or registered as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration. Section 4.01 of the Disclosure Schedule contains a true, correct and complete list of the jurisdictions in which each Seller is qualified or registered to do business as a foreign entity. Each Seller has heretofore provided (or made available) to Purchaser correct and complete copies of such Seller’s organizational documents, each as currently in effect, and the entity record books with respect to actions taken during the prior five years by its board of managers and members. With respect to each Seller, neither such Seller nor its board of managers or members has taken any action with respect to the dissolution of such Seller or the liquidation of its assets. No Seller is in default under its organizational documents. 4.02 Authorization. (a) Each Seller and Unitholder has the full right, power and authority to execute and deliver this Agreement, the Purchaser Ancillary Documents executed by such Seller and Unitholder, and the Seller Ancillary Documents executed by such Seller and Unitholder, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The consummation of the transactions 22 contemplated hereby has been duly authorized by all required entity action of each Seller. This Agreement, the Purchaser Ancillary Documents executed by Sellers, and the Seller Ancillary Documents executed by Sellers have been duly executed and delivered by such Seller party thereto and constitute the valid and binding agreement of such Seller, enforceable against it in accordance with their respective terms, except to the extent that their enforceability may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. (b) With respect to the Unitholder, (i) such Person has the full right, power, authority and legal capacity to execute and deliver this Agreement, the Purchaser Ancillary Documents executed by the Unitholder and the Seller Ancillary Documents executed by the Unitholder, to carry out the Unitholder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and (ii) this Agreement, the Purchaser Ancillary Documents executed by the Unitholder and the Seller Ancillary Documents executed by the Unitholder have been duly executed and delivered by the Unitholder and constitute the valid and binding agreement of the Unitholder enforceable against the Unitholder in accordance with their respective terms, except to the extent that their enforceability may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. 4.03 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the Purchaser Ancillary Documents to which any Seller is a party and the Seller Ancillary Documents to which any Seller is a party, the consummation of the transactions contemplated hereby and thereby, and the fulfillment of and compliance with the terms and conditions hereof and thereof, do not or will not (as the case may be), with the passing of time or the giving of notice or both, result in the creation of any Liens upon any of the Purchased Assets under, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, (a) any term or provision of the organizational documents of any Seller, (b) except as indicated on Section 4.03(a) of the Disclosure Schedule, any Company Contract or any other Contract applicable to any Seller, (c) any judgment, decree or order of any court or Governmental Entity or agency to which Unitholder or any Seller is a party or by which its properties are bound or (d) any Law or arbitration award applicable to Unitholder or any Seller. Except as indicated on Section 4.03(b) of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required with respect to Unitholder or any Seller in connection with the execution, delivery or performance of this Agreement, the Purchaser Ancillary Documents to which any Seller is a party, the Seller Ancillary Documents to which Unitholder or any Seller is a Party, or the consummation of the transactions contemplated hereby or thereby. 4.04 Real Property. (a) Section 4.04(a) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases, licenses or other Contract for real property, including all amendments, extensions, renewals, guaranties and other agreements with respect 23 thereto, to which any Seller (or any equityholder of any Seller acting on behalf of a Seller) is a party, whether as a lessor, lessee, sublessor, sublessee, guarantor or otherwise (the “Company Real Property Leases”). Other than the real property subject to the Company Real Property Leases (together with all fixtures and improvements thereon, the “Leased Real Property”), no Seller has any interest in real property, fee or otherwise, nor is any Seller party to any Contract to acquire an interest in real property. Section 4.04(a) of the Disclosure Schedule also sets forth the name of the landlord, street address, approximate rentable square footage, monthly rent, expiration date, any guarantees, letters of credit or other third-party credit enhancements, and any renewal options with respect to the Company Real Property Leases. (b) A Seller is the sole lessee under each Company Real Property Lease and has a good and valid leasehold interest in the applicable Leased Real Property subject to such Company Real Property Lease, in each case free and clear of all Liens other than the Permitted Liens. The Company Real Property Leases are in full force and effect and are valid, binding and enforceable against the Seller party thereto in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True, correct and complete copies of all such Company Real Property Leases have been made available or provided to Purchaser. Sellers have paid all rents and service charges to the extent such rents and charges are due and payable under the Company Real Property Leases. (c) Except as set forth on Section 4.04(c) of the Disclosure Schedule, neither any Seller, nor, to Seller’s Knowledge, any other party to a Company Real Property Lease is in, or is alleged to be in, breach or default under any Company Real Property Lease, and there is no event, but for the passage of time or the giving of notice or both, which would constitute or result in any such breach or default. Seller’s possession and quiet enjoyment of its applicable Leased Real Property under any applicable Company Real Property Lease has not been disturbed. Except as set forth on Section 4.04(c) of the Disclosure Schedule, no Seller has subleased, licensed or otherwise granted to any Person any right to use or occupy the Leased Real Property or any portion thereof, and no Seller has collaterally assigned or granted any other security interest in the Leased Real Property or the Company Real Property Leases. (d) The use of the Leased Real Property by Sellers for use in the Business conforms in all material respects to all applicable fire, safety, zoning and building laws and ordinances, laws relating to the disabled, and other applicable Laws. There are no pending or, to Seller’s Knowledge, threatened eminent domain, condemnation, zoning, or other Legal Proceeding affecting the Leased Real Property that would result in the taking of all or any part of the Leased Real Property or that would prevent or hinder the continued use of the Leased Real Property as currently used in the conduct of the Business. The Leased Real Property has adequate rights of access to dedicated public ways and is served by water, electric, sewer, telephone, gas and other necessary services appropriate for the operation of the Business. 24

(e) Except as set forth in Section 4.04(e) of the Disclosure Schedule, the improvements and fixtures on the Leased Real Property are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. No Seller has received any written notice from any insurance company that has issued a policy with respect to any Leased Real Property requiring performance of any structural or other repairs or alternations to such Leased Real Property. 4.05 Title to Assets; Related Matters. (a) Except as set forth on Section 4.05(a) of the Disclosure Schedule, each Seller has good, marketable and exclusive title to, and the valid and enforceable power and unqualified right to use and sell, transfer, convey, assign and deliver to Purchaser, each of the Purchased Assets which is owned by it, including all such Purchased Assets reflected on the Balance Sheets or acquired since the Balance Sheet Date, free and clear of all Liens, except Permitted Liens. The delivery to Purchaser at the Closing of this Agreement or TGB China Closing, as applicable, and the Seller Ancillary Documents will vest in Purchaser good, marketable and exclusive title to such Purchased Assets, free and clear of all Liens, except Permitted Liens. The Purchased Assets and Excluded Assets will constitute all property and assets of Sellers immediately prior to the Closing and, immediately following the Closing or TGB China Closing, as applicable, the Purchased Assets will constitute all of the assets sufficient and necessary to conduct the operations of the Business in the Ordinary Course. Except as set forth on Section 4.05(a) of the Disclosure Schedule, there is no material property or asset (whether tangible or intangible) or service, including contract rights or rights to Company Intellectual Property, necessary for the continued conduct of the Business, the use of which is shared with any Person other than Sellers, and all assets used or held for use in the Business are owned by Sellers or are used by Sellers pursuant to a valid and enforceable agreement, a copy of which has been made available to Purchaser. (b) Except as set forth in Section 4.05(b)(i) of the Disclosure Schedule, all equipment and other items of tangible personal property and assets included in the Purchased Assets (i) are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, (ii) are suitable for the purposes used, and (iii) were acquired and are usable in the Ordinary Course. There is no defect or problem with any of such equipment, tangible personal property or assets, other than ordinary wear and tear. Except as set forth in Section 4.05(b)(ii) of the Disclosure Schedule, no Person other than Sellers owns any equipment or other tangible personal property or assets situated on the premises of Sellers, except for Leased Assets. Except as set forth on Section 4.05(b)(iii) of the Disclosure Schedule, since the Balance Sheet Date, no Seller has sold, transferred or disposed of any such assets. Section 4.05(b)(iv) of the Disclosure Schedule sets forth a true, correct and complete list and general description of each item of tangible personal property of Sellers (including leased personal property) that is reflected on the Balance Sheets as of the Balance Sheet Date. Sellers have a valid and enforceable leasehold interest for all Leased Assets, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. All of the Leased Assets are in the condition 25 required of such property by the terms of the lease applicable thereto during the term of the lease. All items of tangible personal property and assets included in the Purchased Assets, including Leased Assets, are situated at the locations set forth on Section 4.04(a) of the Disclosure Schedule. 4.06 Financial Statements. True and correct copies of the Financial Statements have been made available to Purchaser. Except as expressly noted in Section 4.06 of the Disclosure Schedule, the Financial Statements have been prepared from the books and records of Sellers (which books and records have been maintained on a consistent basis). Each balance sheet included in the Financial Statements (including the related notes and schedules) fairly presents the financial position of the applicable Seller in all material respects, as of the date of such balance sheet, and each income statement and statement of cash flows included in the Financial Statements (including any related notes and schedules) fairly presents the results of operations and changes in cash flows of such Seller in all material respects for the periods set forth therein. Since the Balance Sheet Date, there has been no change in any accounting (or tax accounting) policy, practice or procedure (except as expressly disclosed on Section 4.06 of the Disclosure Schedule). Sellers maintain (and have given Purchaser access to) true, correct and complete books and records reflecting their respective assets and liabilities, which accurately reflect the activities of such Seller in all material respects, and maintain proper and adequate internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of annual financial statements for external purposes. Sellers’ books and records are complete and correct in all material respects, represent actual, bona fide transactions and have been maintained in accordance with sound business practices. 4.07 No Undisclosed Liabilities. Except as disclosed on Section 4.07 of the Disclosure Schedule, Sellers do not have any Liability that is not specifically reflected in, reasonably reserved against or otherwise described in the Balance Sheets, except for Liabilities that have been incurred since the Balance Sheet Date in the Ordinary Course that are, individually or in the aggregate, not material. 4.08 Absence of Certain Changes. Since the Balance Sheet Date and except as set forth on Section 4.08 of the Disclosure Schedule, (i) there has not been any Material Adverse Effect, (ii) there has not been any damage, destruction, loss or casualty to property or assets of any Seller resulting in a diminution of value in excess of $25,000, whether or not covered by insurance, (iii) Sellers have conducted the Business in the Ordinary Course, and (iv) Sellers have: (a) conducted the Business only in the Ordinary Course and not engaged in any new line of business or entered into any agreement, transaction or activity, except those in the Ordinary Course and not otherwise prohibited under this Section 4.08; (b) preserved intact Sellers’ goodwill and business organization, kept Sellers’ officers and employees available to Purchaser, and preserved Sellers’ relationships and goodwill with customers, distributors, suppliers, employees and other Persons having business relations with them, in each case in the Ordinary Course; 26

(c) maintained Sellers’ existence and good standing in their respective jurisdictions of incorporation and in each jurisdiction in which the ownership or leasing of their respective property or the conduct of their respective business requires such qualification; (d) duly and timely filed or caused to be filed all Tax Returns required to be filed with any Governmental Entity and promptly paid or caused to be paid when due all Taxes, assessments and governmental charges, including interest and penalties levied or assessed (in any case, whether or not shown on any Tax Return), unless diligently contested in good faith by appropriate proceedings; (e) not made any material change in Sellers’ (i) accounting policies or practices, (ii) timing of ordering, delivery or receipt of inventory or (iii) timing of billing or invoicing commissions or receipt thereof; (f) maintained in existing condition and repair, in the Ordinary Course, all buildings, offices, and other structures located on the Leased Real Property, and all equipment, fixtures and other tangible personal property located on the Leased Real Property; (g) not authorized for issuance or issued and delivered any additional membership interests in Sellers, or securities convertible into or exchangeable for such membership interests, or issued or granted any right, option or other commitment for the issuance of membership interests, or adjusted, split, combined, subdivided or reclassified any membership interests; (h) not amended or modified Sellers’ organizational or governance documents; (i) not declared, paid or set aside for payment any dividend or other distribution or made any payment to any related parties other than in the Ordinary Course; (j) not created any subsidiary, acquired any capital stock or other equity securities of any Person or acquired any equity or ownership interest in any business or Person; (k) not disposed of or permitted to lapse any right to the use of any patent, trademark, trade name, service mark, license or copyright of any Seller (including any of the Company Intellectual Property), or disposed of or disclosed to any Person, other than in the Ordinary Course and pursuant to a commercially reasonable non-disclosure Contract, any trade secret, formula, process, Software, technology or know-how of any Seller not a matter of public knowledge prior to the Balance Sheet Date; (l) not (i) sold or transferred any asset, (ii) created, incurred or assumed any Indebtedness secured by any asset of any Seller, (iii) granted, created, incurred or suffered to exist any Lien (other than a Permitted Lien) on any asset of any Seller, (iv) incurred any Liability (including the guaranty of a Liability or obligation of any other Person), except in the Ordinary Course, (v) written off any guaranteed check, note or account receivable, (vi) written down the value of any asset or investment on the books or records of any Seller, except for depreciation and amortization in the Ordinary Course, (vii) cancelled any debt or waived any claim or right, in each case with a value in excess of $25,000, or (viii) made any commitment for any capital 27 expenditure to be made on or following the Balance Sheet Date in excess of $25,000 in the case of any single expenditure or $50,000 in the case of all capital expenditures; (m) not acquired Inventory, supplies, assets, or other property outside of the Ordinary Course, including acquired any business, whether by merger, consolidation or the purchase of a substantial portion of the assets of such business or otherwise; (n) not increased in any manner the base compensation of, or entered into any new bonus or incentive agreement or arrangement with or changed the terms of employment or service provided for, any of its employees, officers, directors or consultants, except in the Ordinary Course; provided, however, that Sellers shall not have taken any action described in this Section 4.08(n) with respect to (i) any officer or director of Sellers or (ii) any Person whose annualized compensation is $100,000 or more or whose annual compensation for the 12-month period following the Closing Date is expected to be $100,000 or more; (o) not paid or agreed to pay any additional pension, retirement allowance or other employee benefit under any Company Benefit Plan to any of Sellers’ employees, officers, directors or consultants, whether past or present, except in the Ordinary Course; provided, however, that Sellers shall not have taken any action described in this Section 4.08(o) with respect to (i) any officer or director of Sellers or (ii) any Person whose annualized base compensation is $100,000 or more or whose annual base compensation for the 12-month period following the Closing Date is expected to be $100,000 or more; (p) not adopted, amended or terminated any Company Benefit Plan or increased the benefits provided under any Company Benefit Plan, or promised or committed to undertake any of the foregoing in the future; (q) not entered into a collective bargaining agreement or any other Contract that, if in effect on the date hereof, would have been required to have been disclosed pursuant to Section 4.15; (r) not amended or terminated any existing Employment Agreement or entered into any new Employment Agreement; (s) maintained supplies and Inventory at levels that are in the Ordinary Course (including having maintained supplies and Inventory at levels that are in the Ordinary Course at Samsung and any other third parties); (t) continued to extend customers credit, collected accounts receivable and paid accounts payable and similar obligations, in each case, in the Ordinary Course; (u) performed in all material respects all of their respective obligations under, and not defaulted or suffered to exist any event or condition that with notice or lapse of time or both could constitute a violation or default under, each Company Contract (except those being contested in good faith) and not entered into, assumed, terminated, assigned, amended, or waived any rights under, any Contract that is or would be a Company Contract; 28

(v) not paid, discharged or satisfied any claim or Liability other than the payment, discharge or satisfaction in the Ordinary Course of claims and Liabilities; (w) not commenced, compromised or settled any Action or Legal Proceeding; (x) not increased any reserves for contingent Liabilities; (y) maintained in full force and effect and in the same amounts policies of insurance comparable in amount and scope of coverage to that now maintained by or on behalf of Sellers pursuant to the Insurance Contracts; (z) maintained Sellers’ books and records on a consistent basis; (aa) continued Sellers’ cash management practices in the Ordinary Course; (bb) not made or changed any election relating to Taxes, changed an annual accounting period for Tax purposes, adopted or changed any accounting method for Tax purposes, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment relating to Sellers, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Sellers, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, in each case if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of Sellers for any period ending after the Closing Date or of Purchaser, or decreasing any Tax attribute of Sellers existing on the Closing Date; and (cc) not authorized, or committed or agreed to take, any of the foregoing actions that are prohibited by this Section 4.08. 4.09 Legal Proceedings. Except as set forth on Section 4.09 of the Disclosure Schedule, there is no (and there has not been at any time in the past five years) Action pending or, to Sellers’ Knowledge, threatened against, relating to or involving the Purchased Assets, the Assumed Liabilities, any Seller (or pending or to Sellers’ Knowledge, threatened against any of the officers, directors, employees or independent contractors of Sellers with respect to their business activities on behalf of Sellers) or any of their real or personal property (a “Legal Proceeding”). To Sellers’ Knowledge, there is no reasonable basis for any Legal Proceeding, and to Sellers’ Knowledge, no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Legal Proceeding. None of the Legal Proceedings set forth on Section 4.09 of the Disclosure Schedule, if finally determined adversely, could reasonably have a Material Adverse Effect. Neither Sellers, nor any of the officers, directors, or to Sellers’ Knowledge, employees or independent contractors of Sellers with respect to their business activities on behalf of Sellers, is a party to or bound by any Order of any arbitrator or Governmental Entity. Except as set forth on Section 4.09 of the Disclosure Schedule, in the past five (5) years, there has not been any Order of any arbitrator or Governmental Entity rendered against, or any settlement effected by, Sellers in connection with any Legal Proceedings that otherwise relate to or may affect the Business or any of the Purchased Assets, and there are no such Orders outstanding. There are no Orders outstanding that challenge, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To Sellers’ Knowledge, no 29

Orders of the type described in this Section 4.09 have been threatened, and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Order. 4.10 Compliance with Law. Except as set forth on Section 4.10(a) of the Disclosure Schedule, Sellers are (and have been at all times during the past three (3) years) in compliance in all material respects with all applicable Laws (including applicable Laws relating to zoning, environmental matters and the health and safety of employees and contractors) and other requirements of any Governmental Entity. Except as set forth on Section 4.10(a) of the Disclosure Schedule, (a) Sellers have not been charged with, nor received any written notice that they are under investigation with respect to, any violation of any applicable Law or other requirement of a Governmental Entity and (b) Sellers have filed all reports and have all Licenses relating to the Business required to be filed with any Governmental Entity on or prior to the Closing Date. Sellers have timely filed with the appropriate Governmental Entity all reports related to Unclaimed Property required to be filed by or with respect to them, either separately or as part of an affiliated group of entities, and such reports were correct and complete in all material respects when filed. Sellers have properly paid over (or escheated) to such Governmental Entity all sums constituting Unclaimed Property. 4.11 Material Contracts. (a) Section 4.11(a) of the Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which any Seller is a party, by which any Seller or any of its property (including the Purchased Assets) is subject, or by which any Seller is otherwise bound (the “Material Contracts”) (other than the Employment Agreements set forth on Section 4.13(b) of the Disclosure Schedule, the Company Benefit Plans set forth on Section 4.14(a) of the Disclosure Schedule and the insurance policies set forth on Section 4.16(a) of the Disclosure Schedule) as of the date hereof (including Contracts to which an Affiliate of any Seller is a party in connection with the Business that would otherwise constitute Material Contracts if any Seller were party thereto): (i) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees, letters of credit or other Contracts relating to the Indebtedness or the borrowing of money or binding upon any properties or assets (real, personal or mixed, tangible or intangible) of any Seller; (ii) all leases or licenses involving any properties or assets of any Seller, whether real, personal or mixed, tangible or intangible (other than IP Licenses); (iii) all Contracts that: (i) limit or restrict, or purport to limit or restrict, any Seller or any of their respective officers, directors, employees, agents or representatives (in their capacity as such) from engaging in any business or other activity in any jurisdiction; (ii) create or purport to create any exclusive or preferential relationship or arrangement; or (iii) otherwise limit or restrict, or purport to limit or restrict, the ability of any Seller to operate or expand the Business; 30

(iv) all Contracts that contain exclusive supply or requirements obligations; (v) all Contracts that contain “most favored nation” pricing provisions, special warranties, agreements to take back or exchange goods or similar arrangements; (vi) all confidentiality agreements; (vii) all Contracts for capital expenditures or the acquisition or construction of fixed assets requiring the ongoing or future payment by Sellers of an amount in excess of $50,000; (viii) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution hereof, or the Closing, or in connection with the transactions contemplated hereby; (ix) all Contracts granting any Person a Lien on all or any part of any Purchased Asset; (x) all Contracts for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study; (xi) all Contracts granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any Purchased Asset; (xii) all Contracts with any Governmental Entity; (xiii) all Contracts or collective bargaining agreements with any labor union; (xiv) all Contracts for the granting or receiving of a license, sublicense or franchise or under which any Person is obligated to pay or has the right to receive a royalty, license fee, franchise fee or similar payment (other than IP Licenses), including a schedule of payments agreed upon in any such oral Contracts; (xv) all Contracts to which any Seller is a party (i) with respect to Intellectual Property licensed or transferred by any Seller to any third party (other than non-exclusive end-user licenses granted by any Seller to customers in the Ordinary Course) or (ii) pursuant to an IP License, other than shrink-wrap, click-wrap or other similar written Contracts for off-the-shelf, commercially available Software for which any Seller pays less than $5,000 per year in license fees; (xvi) all joint venture or similar partnership Contracts and all other Contracts providing for the sharing of any profits; 31

(xvii) all Contracts entered into involving the sale or purchase of assets or capital stock of any Person, other than in the Ordinary Course, or a merger, consolidation, business combination or similar transaction; (xviii) all distributorship, consignment, agent, sales agency, distributor or representative Contracts; (xix) all customer Contracts (excluding work orders and purchase orders that have been completed) having a value, or involving payments to any Seller, of $25,000 or more during the 12-month period ending October 31, 2019 or $50,000 in the aggregate; (xx) all supply Contracts (excluding work orders and purchase orders that have been completed) for the provision of $25,000 or more during the 12-month period ending October 31, 2019 or $50,000 in the aggregate; (xxi) all Contracts with Material Customers and Material Vendors; (xxii) all brokerage or finder’s agreements; (xxiii) all outstanding powers of attorney empowering any Person to act on behalf of any Seller; (xxiv) all existing Contracts (other than those described in subsections (i) through (xxiii) of this Section 4.11(a)) (i) involving an ongoing annual commitment or annual payment to or from Sellers of more than $50,000 individually, or (ii) that are otherwise material to Sellers or the Business (taken as a whole); (xxv) all Contracts (other than those described in subsections (i) through (xxiv) of this Section 4.11(a)) providing for the surety, indemnification or holding harmless by Seller of any officer, director, employee or other Person; (xxvi) all amendments, supplements and modifications in respect of any of the foregoing; and (xxvii) all proposed Contracts or Contracts currently under negotiation that would be required to be listed under any one of the Sections above if entered into as of the date hereof, and are expected to be executed on or prior to the Closing Date or within 60 days thereafter. (b) Prior to the date hereof, true, correct and complete copies of all Material Contracts (in each case, including any amendments thereto) have been made available by Sellers to Purchaser. There are no oral terms or modifications to any Material Contract, and no Seller is a party to or bound by any oral Contract with respect to the Business. The Material Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to such Seller or Sellers (or Affiliate thereof) party thereto, and, to Sellers’ Knowledge, each other party to such Material Contracts, except to the 32 extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. There is no existing default or breach of any Seller (or Affiliate thereof) under any Material Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to Sellers’ Knowledge, there is no such default (or event or condition that, with notice or lapse of time or both, would be likely to constitute a default or breach) with respect to any third party to any Material Contract. No Seller (or Affiliate thereof) has, and to Sellers’ Knowledge, no other party to any Material Contract has, exercised any termination rights with respect thereto or released or waived any of its rights under any Material Contract, and no other party has given notice to Seller (or Affiliate thereof) of any dispute with respect to any Material Contract. No Seller or any Affiliate of any Seller is participating in any discussions or negotiations with any third party regarding either (i) modification of or amendment to any Material Contract or (ii) entry into any new Contract applicable to any Seller (or Affiliate thereof) or the real or personal property of any Seller (or Affiliate thereof) that would be a Material Contract. To Sellers’ Knowledge, there are no outstanding rights to negotiate any amount to be paid or payable to or by any Seller (or Affiliate thereof) under any Material Contract other than with respect to non-material amounts in the Ordinary Course, and no Person has made a written demand for such negotiations. Section 4.11(b) of the Disclosure Schedule identifies (A) each Material Contract set forth therein that requires the consent of the other party thereto with an asterisk (*), and (B) each Material Contract set forth therein that requires notice to the other party thereto with two asterisks (**), in each case, to avoid any breach, default or violation of such Contract in connection with the Acquisition and the other transactions contemplated by this Agreement. 4.12 Tax Returns; Taxes. (a) Except as otherwise disclosed on Section 4.12(a) of the Disclosure Schedule: (i) all Tax Returns of Sellers due to be filed have been filed through the date hereof in accordance with any applicable Law, have been duly and timely filed, and are true, correct and complete; (ii) all Taxes, deposits of Taxes or other payments relating to Taxes due and owing by Sellers (whether or not shown on any Tax Return) have been timely paid in full; (iii) there are not any extensions of time now in effect with respect to the dates on which any Tax Returns of Sellers were or are due to be filed; (iv) all deficiencies asserted as a result of any examination of any Tax Returns of Sellers have been paid in full, accrued on the books of the applicable Seller, or finally settled, and no issue has been raised with any Seller in any such examination which, by application of the same or similar principles, reasonably 33 could be expected to result in a proposed deficiency for any other period not so examined; (v) no audits, examinations, investigations, disputes or claims are currently underway, pending, or, to Sellers’ Knowledge, threatened, for any Taxes of Sellers, and no proposals or deficiencies for any Taxes of Sellers are being asserted, proposed or, to Sellers’ Knowledge, threatened, and to Sellers’ Knowledge, no circumstances exist to form the basis for asserting or raising such a claim or issue; (vi) no claim has been made to Sellers by a taxing authority in a jurisdiction in which Sellers do not file Tax Returns that it is or may be subject to taxation by that jurisdiction, and there is no basis for such a claim to be made; (vii) Sellers have timely withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or other third party; (viii) there are no outstanding waivers or agreements by or on behalf of Sellers for the extension of time for the assessment of any Taxes or deficiency thereof, nor are there any requests for rulings, outstanding subpoenas or requests for information, notice of proposed reassessment of any property owned or leased by Sellers or any other matter pending between Sellers and any taxing authority; (ix) there are no Liens for Taxes (other than Liens for Taxes which are not yet due and payable) on any of the assets of Sellers, nor are any such Liens pending or, to Sellers’ Knowledge, threatened; (x) Sellers are not a party to any Tax allocation, sharing or indemnification agreement under which Sellers will have any Liability after the Closing or TGB China Closing, as applicable; (xi) Sellers have never been a member of an affiliated group filing a consolidated U.S. federal income Tax Return; (xii) Sellers have no Liability for the Taxes of any Person (other than for itself) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise; and (xiii) Sellers have at all times computed their Tax Liability accurately and on a consistent basis. (b) Except as set forth on Section 4.12(b) of the Disclosure Schedule, Sellers have delivered to Purchaser for the Tax periods commencing January 1, 2016, true, correct and complete copies of all federal, state, local and foreign income Tax Returns filed by Sellers. 34

(c) Sellers are not subject to any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Law) executed on or before the Closing Date. (d) Sellers have not been a party to any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b). (e) None of the transactions contemplated hereby is subject to withholding under Section 1445 of the Code or any provision of state, local or non-U.S. law requiring the withholding of Taxes or other amounts in lieu thereof. (f) No issue has been raised in writing, or to Sellers’ Knowledge, orally by any Governmental Entity, which, by application of the same principles, would reasonably be expected to affect the Tax treatment of Seller’s assets in any taxable period (or portion thereof) ending after the date hereof. (g) None of Sellers’ assets or properties are (i) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code, (ii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iii) “limited use property” within the meaning of Rev. Proc. 2001-28, (iv) described in Section 168(g)(1)(A) of the Code with respect to which any Seller has claimed depreciation deductions in determining its U.S. federal income tax Liability, or (v) subject to any provision of Law comparable to any of the provisions listed above. (h) The unpaid Taxes of Sellers (i) did not, as of the most recent Balance Sheet Date, exceed the reserve for any Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet on the most recent Balance Sheet Date (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past customs and practices of Sellers in filing their Tax Returns. 4.13 Officers and Employees. Section 4.13(a) of the Disclosure Schedule contains a true, correct and complete list of (a) all of the officers of Sellers, specifying their position, annual rate of compensation, work location, length of service, and any other non-standard benefits provided to each of them and (b) all of the employees (whether full-time, part-time or otherwise) and individual independent contractors of Sellers, specifying their position, status, annual salary, hourly wages, work location, length of service, other non-standard benefits provided to each of them, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any Employment Agreement or any other Contract (other than a standard offer letter for employment as an at-will employee) describing the terms or conditions of employment of such employee or of the rendering of services by such individual independent contractor. All of the officers, employees and individual independent contractors of Sellers required to be disclosed on Section 4.13(a) of the Disclosure Schedule are legally eligible for their employment or contracting services under applicable Law, and each Seller is in compliance with all applicable Laws pertaining to immigration and work authorization. Except as set forth on Section 4.13(b) of the Disclosure 35

Schedule, the employment of each employee of each Seller is terminable at the will of such Seller, and no Seller is a party to or bound by any Employment Agreement or any other Contract with respect to the terms or conditions of employment of any Person. Sellers have provided (or made available) to Purchaser true, correct and complete copies of each Employment Agreement to which any Seller is a party, or by which any Seller is otherwise bound. Each such Employment Agreement is legal, valid, binding and enforceable in accordance with its terms with respect to Sellers, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. There is no existing default or breach of Sellers under any Employment Agreement (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and, to Sellers’ Knowledge, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Employment Agreement. No Seller has received a claim from any Governmental Entity to the effect that such Seller has improperly classified any Person listed on Section 4.13(a) of the Disclosure Schedule. Except as set forth on Section 4.13(c) of the Disclosure Schedule, no Seller has made any written or verbal commitments to any officer, employee, former employee, consultant or independent contractor of any Seller or any other Person with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated hereby. Except as indicated on Section 4.13(d) of the Disclosure Schedule, all officers, employees and individual independent contractors of Sellers are active on the date hereof, have not provided notice of termination of employment and, to Sellers’ Knowledge, do not intend to terminate employment with Sellers. Sellers are currently in compliance in all respects with all provisions applicable to their employees as set forth in any employee handbook, which has been made available to Purchaser, including vacation time accrual policies set forth therein. 4.14 Company Benefit Plans. (a) Each Company Benefit Plan is identified on Section 4.14(a) of the Disclosure Schedule, and Sellers have provided (or made available) a true, correct and complete copy of each such plan to Purchaser together with the most recent report filed with respect to such plan with any Governmental Entity. (b) No Company Benefit Plan is (i) a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, (ii) a plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code or (iii) is a multiple employer plan as defined in Section 413(c) of the Code, and neither Sellers nor any ERISA Affiliate of Sellers has ever maintained, contributed to, or been required to contribute to any such plans. (c) The terms of each Company Benefit Plan as currently in effect that purports to be qualified under Section 401(a) of the Code and any trust which is a part of any such Company Benefit Plan are subject to a favorable determination letter or opinion letter upon which the Seller is entitled to rely from the Internal Revenue Service, and each such Company Benefit Plan has been operated and administered in accordance with all Laws (including ERISA and the Code). (d) Sellers do not have any liability or obligation under any Company Benefit Plan other than normal salary or wage accruals and paid vacation, sick leave and holiday 36 accruals in accordance with Sellers’ past practice and policy. Each Company Benefit Plan is and has been maintained and administered in compliance with its terms and with the applicable requirements (including any filing or reporting obligations) of ERISA, the Code and any other applicable Laws. Neither Sellers nor any ERISA Affiliate nor, to Seller’s Knowledge, any other Person, has engaged in any transaction with respect to any Employee Benefit Plan that would subject Sellers or Purchaser to any Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Laws. (e) None of the Company Benefit Plans, nor any other written or oral agreement entered into by any Seller provide for continuing medical, dental, vision, life or disability insurance benefits or coverage after termination or retirement from employment, except for COBRA rights under a “group health plan” as defined in Section 4980B(g) of the Code and Section 607 of ERISA. Each Employee Benefit Plan that is a “group health plan” (within the meaning of Section 5000(b)(1) of the Code) is in compliance in all material respects with the applicable requirements of the Affordable Care Act (“ACA”). There exists no basis upon which Sellers or an ERISA Affiliate of Sellers would be expected to be subject to any penalties or assessable payments under Section 4980H of the Code, nor have Sellers or any ERISA Affiliate of Sellers received any correspondence from the IRS or other agencies indicating that such penalties or assessable payments are or may be due. (f) Except as set forth Section 4.14(f) of the Disclosure Schedule, there is no Contract or plan with any Person which provides for any payment to any employee by Seller, which payment would fail to be deductible by reason of Section 280G of the Code or which would exceed the deduction limits under Section 404 of the Code. (g) Except as set forth on Section 4.14(g) of the Disclosure Schedule, the consummation of the transactions contemplated hereby will not (i) result in an increase in or accelerate the vesting of any of the benefits available under any Company Benefit Plan, or (ii) otherwise entitle any current or former employee, independent contractor or director of Sellers or any ERISA Affiliate of Sellers to severance pay or any other payment from Sellers or any ERISA Affiliate of Sellers. 4.15 Labor Relations. (a) Except as set forth on Section 4.15(a) of the Disclosure Schedule: (i) Sellers are, and have been for the last three (3) years, in compliance in all material respects with all applicable Laws, regulations, executive orders and ordinances relating to the employment of personnel and labor and employment related practices, terms and conditions of employment, including, but not limited to, provisions thereof relating to proper classification of Persons as independent contractors or employees, wages, hours, vacation, other leave, overtime, notice, pay in lieu of notice, termination and severance pay obligations, human rights, occupational health and safety, equal employment opportunity, reasonable accommodations, unemployment insurance, disability rights or benefits, collective bargaining and the withholding and payment of social security and other Taxes, WARN, and 37 the Immigration Reform and Control Act of 1986, or any similar provisions of foreign, federal, state or local Law; (ii) there are no material charges of unfair labor practices or other material employee-related complaints pending or, to Seller’s Knowledge, threatened against Sellers before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, the Department of Labor, or any other Governmental Entity (including administrative charges, complaints, wage and hour claims, unemployment compensation claims, workers’ compensation claims, employment-related multi-claimant or class action claims, or claims arising from or relating to the employment of any of the employees of Sellers or relationship of Sellers with any independent contractor). No Seller is party to or otherwise bound by any consent decree with or citation from any Governmental Entity relating to employees or employee practices; (iii) No Seller is a party to or bound by any collective bargaining agreement or other agreement or understanding with a labor union or labor organization. No Seller is or, in the past three (3) years, has been a party to, or affected by or threatened with, to Seller’s Knowledge, any dispute or controversy with a labor union or with respect to unionization or collective bargaining involving any of their current or former employees (including any actual or threatened labor strikes, work slowdown, lock-outs, work stoppages, interruptions of work, picketing, arbitrations, grievances, unfair labor practice charges or proceedings, or other disputes involving a labor organization or with respect to unionization or collective bargaining); and (iv) To Sellers’ Knowledge, no labor union has made a pending demand, or has threatened to make a demand, for recognition or certification for the formation of a collective bargaining unit involving the employees of any Seller. (b) Sellers are and have been in full compliance with WARN, and Sellers have not taken any action that would at any time cause any Seller to have liability thereunder prior to the day preceding the Closing Date. Except as set forth on Section 4.15(b) of the Disclosure Schedule, during the past ninety (90) days, no Seller has terminated any employee except for cause. (c) All Persons classified or treated by Sellers as independent contractors or otherwise as non-employees satisfy and have satisfied all state Laws, regulations, executive orders and ordinances to be so classified or treated, and Sellers have fully and accurately reported their compensation of any kind on IRS Form 1099 or as otherwise required by law. 4.16 Insurance Policies. Section 4.16(a) of the Disclosure Schedule sets forth a list of (a) all policies of insurance maintained (currently maintained or held within the last three years), owned or held by Sellers under which any of the assets, employees or properties of Seller are covered or otherwise relating to the Business (collectively, the “Insurance Contracts”), including the policy numbers, names and addresses of insurers and liability or risk covered, policy limits or amounts of coverage, deductibles or self-insured retentions, expiration dates and annual premiums with respect thereto, and (b) all insurance claims made by Sellers in the last three years. Such Insurance Contracts are valid and binding in accordance with their terms, are in full force and 38 effect, and the Insurance Contracts will continue in effect after the Closing Date or TGB China Closing Date, as applicable. No Seller has received written notice that (i) it has breached or defaulted under any of such Insurance Contracts or (ii) that any event has occurred that would permit termination, modification, acceleration or repudiation of such Insurance Contracts. Except as set forth on Section 4.16(b) of the Disclosure Schedule, no Seller is in default (including a failure to pay an insurance premium when due) in any material respect with respect to any Insurance Contract, nor has any Seller failed to give any notice of any material claim under such Insurance Contract in due and timely fashion nor has any Seller in the last three years been denied or turned down for insurance coverage. 4.17 Environmental Matters. Except as set forth on Section 4.17 of the Disclosure Schedule: (a) Sellers possess all Licenses required under, and are in compliance with, all Environmental Laws, and Sellers are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all Environmental Laws or contained in any other Law, or any notice or demand letter issued thereunder, including all requirements of Environmental Laws relating to (i) Hazardous Materials, (ii) notice, recordkeeping and reporting, and (iii) obtaining and maintaining Licenses for the ownership of the Purchased Assets or the operation of the Business as presently conducted, including Licenses relating to Hazardous Materials; (b) Sellers have not received notice of actual or threatened Liability under CERCLA or any similar foreign, state or local Law from any Governmental Entity or any third party and to Sellers’ Knowledge there is no fact or circumstance that could form the basis for the assertion of any claim against any Seller under any Environmental Law, including CERCLA or any similar local, state or foreign Law with respect to any on-site or off-site location; (c) Sellers have not entered into or agreed to enter into, and have not contemplated entering into, any consent decree or order, and is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Law; (d) Sellers have not been alleged to be in violation of, and have not been subject to any administrative or judicial proceeding pursuant to, applicable Environmental Laws; (e) Sellers are not subject to any fine, penalty, assessment or similar financial Liability or related claims of any kind or nature whatsoever, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Law and arising out of any act or omission of Sellers, or the employees, agents or representatives of Sellers or arising out of the ownership, use, control or operation by Sellers of any plant, facility, site, area or property (including any plant, facility, site, area or property currently or previously owned or leased by Seller) from which any Hazardous Materials were Released; 39

(f) prior to the date hereof, Sellers have provided (or made available) to Purchaser true, correct and complete copies of all reports, audits, studies, analyses, correspondence, memoranda, computer data and the complete files relating to environmental matters of Sellers, and Sellers have not paid any fine, penalty or assessment with respect to environmental matters; (g) there has not occurred, nor is there presently occurring, from and due to Sellers’ operation of the Business or other use by Sellers of the real property at issue, a Release of any Hazardous Material on, into or beneath the surface of any real property currently owned or leased by Sellers, in an amount requiring notice or report to a Governmental Entity or that could reasonably be expected to result in Liability under any Environmental Law; (h) to Sellers’ Knowledge, no Leased Real Property, improvement or equipment of Sellers contains any asbestos, polychlorinated biphenyls, landfill, underground storage tanks, open or closed pits, underground sumps or other similar underground containers; and (i) Sellers have not imported, manufactured, stored, managed, used, operated, transported, treated or disposed of any Hazardous Material other than in compliance with all Environmental Laws. 4.18 Intellectual Property. (a) Section 4.18(a) of the Disclosure Schedule sets forth a list of all (i) Company Registered Intellectual Property; in each case listing the title, current owner, jurisdiction in which each such Company Registered Intellectual Property has been issued or registered and the application, serial or registration number; (ii) material unregistered trademarks; (iii) all internet uniform resource locators, domain names, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto; and (iv) Software owned or purported to be owned by Sellers. All Company-Owned Intellectual Property identified on Section 4.18(a) of the Disclosure Schedule has not lapsed, expired or been abandoned or withdrawn and is not the subject of any Action or opposition filed with the United States Patent and Trademark Office or any other intellectual property registry or Governmental Entity anywhere in the world. No actions will be necessary (including filing of documents or payment of fees) within ninety (90) days after the Closing Date or TGB China Closing Date, as applicable, to maintain or preserve the validity, scope or status of any Company-Owned Intellectual Property. (b) Sellers exclusively own all right, title and interest to the Company-Owned Intellectual Property, free and clear of all Liens, and have sufficient rights to use all other Company Intellectual Property as necessary for the conduct of the Business. The Company-Owned Intellectual Property is in compliance with all formal Laws (including the payment of any required maintenance fees), is valid, enforceable and subsisting and is not subject to any Action. 40

(c) Section 4.18(c) of the Disclosure Schedule identifies each item of Intellectual Property that Sellers use pursuant to a Contract (each, an “IP License”), other than shrink-wrap, click-wrap or other similar written Contracts for off-the-shelf, commercially available Software or for which Sellers pay less than $5,000 in license fees per year. With respect to each IP License: (i) the IP License is legal, valid, binding, enforceable against Sellers, and in full force and effect; (ii) Sellers are not in breach or default of the IP License; and (iii) Sellers have not granted any sublicenses with respect to the IP License. (d) (i) The operation of the Business is not infringing, misappropriating, diluting or violating the Intellectual Property rights of any other Person, (ii) no Action is pending or, to Sellers’ Knowledge, threatened against Sellers in respect of any Company Intellectual Property owned or purported to be owned by Sellers or asserting that Sellers are infringing, misappropriating, diluting or violating the Intellectual Property right of any Person, (iii) Sellers have not received any notice from any Person asserting any infringement, misappropriation, dilution or violation of such Person’s Intellectual Property by Sellers’ operation of the Business (including any invitation to license or request or demand to refrain from using any Intellectual Property of any Person in connection with the operation of the Business), and (iv) to Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or violated the Intellectual Property rights of Sellers. (e) Sellers have taken all necessary steps to maintain and enforce the Company-Owned Intellectual Property and to preserve the confidentiality of all trade secrets and confidential and proprietary information used in the operation of the Business and, except as disclosed on Section 4.18(e) of the Disclosure Schedule, has required all employees or third parties with access to the Sellers’ confidential information or trade secrets to execute valid and enforceable contracts with the Sellers requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Sellers in the forms made available to Purchaser. No information that at any time constituted a material trade secret of the Sellers has been disclosed or made available by Sellers to any Person who is not legally bound by a duty of confidentiality with respect thereto. There has not been any breach by any third party of any confidentiality obligation to Sellers. (f) Except as disclosed on Section 4.18(f) of the Disclosure Schedule, Sellers exclusively own or have a valid and enforceable right to use, transfer, and license as necessary for the conduct of the Business as currently conducted all Company Intellectual Property without any conflict with, or infringement of, the rights of any third parties. The Company Intellectual Property constitute all of the intellectual property necessary to the conduct of the Business as currently conducted. (g) To the extent that any Company-Owned Intellectual Property has been developed or created by an employee or any other Person for or on behalf of Sellers, Sellers have executed a written and valid invention assignment agreement with such employee or Person with respect thereto and thereby has obtained ownership of, and is the exclusive owner of, all Intellectual Property rights in such Company-Owned Intellectual Property by operation of law or valid assignment. 41

(h) Except as set forth on Schedule 4.18(h), the consummation of the transactions contemplated hereby will not result in (i) the loss of, or otherwise adversely affect, any ownership rights of Sellers in any Company-Owned Intellectual Property; (b) the breach or termination of any IP Licenses; (c) any third party being granted rights or access to, or the placement in or release from escrow of, source code for any Software owned or purported to be owned by Sellers; or (d) Purchaser or any of its Affiliates being obligated to pay any royalties or other amounts to any third party, with respect to Company Intellectual Property, in excess of those payable by Sellers prior to the Closing or TGB China Closing, as applicable. (i) Sellers represent that: (i) User Data may lawfully be transferred in a merger, acquisition, reorganization, or sale of assets; (ii) User Data may lawfully be transferred to and within the United States for processing; and (iii) Personal Data is not collected automatically by any of Sellers’ web sites or Software, though users may voluntarily provide such information. Sellers, Sellers’ web sites, Sellers’ use of User Data, and Software have complied at all times with (A) all privacy choices, including opt-out preferences, of end users of the Sellers’ web sites or Software; (B) all Privacy Laws and industry standards; and (C) all contractual commitments made by Sellers that are applicable to User Data or Personal Data (each, a “Company Data Agreement”). Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated hereby will result in any violation of any Privacy Law or Company Data Agreement. There is no complaint to, or any audit, proceeding, investigation, or claim currently pending or threatened against Sellers by any private party or any Governmental Entity with respect to the processing, collection, use, retention, disclosure, transfer, storage, security or disposal (collectively, “Processing”) of Personal Data or User Data. There have been no security breaches relating to, or violations of any Company Data Agreement regarding, or any unauthorized access of, any Personal Data or User Data by Sellers. (j) With respect to each third party servicing, outsourcing or similar arrangement involving any Personal Data used, processed, stored, transferred, collected or otherwise exploited in connection with the businesses of Sellers, the Sellers have contractually obligated any such third party service provider to (i) comply with the applicable Privacy Laws with respect to Personal Data, (ii) protect and secure from loss or damage, unauthorized access, use, disclosure or modification, or any other misuse of User Data, (iii) restrict use of Personal Data to those authorized or required under the servicing, outsourcing or similar arrangement and (iv) certify or guarantee the return or adequate disposal of User Data. (k) Sellers have not used in, incorporated into, integrated or bundled with, or used in the development or compilation (other than generally available commercial compilers) of, any Software comprising the Company Intellectual Property, any open source, public source or freeware software, code or other technology or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license. 42

(l) All Software, computer Hardware and other information technology assets of Seller (i) operate as necessary for the Business of Sellers and conforms in all material respects to the specifications and documentation therefor; (ii) have appropriate security, backups, disaster recovery arrangements and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure, data loss or security breach occurring and to ensure if such event does occur that it does not cause a material disruption to the Business of Sellers; (iii) are configured and maintained to minimize the effects of viruses and do not contain Trojan horses, spyware, adware, malware or other malicious code and (iv) have not suffered any material error, breakdown, failure or security breach that has caused disruption or damage to the business of Sellers or was reportable to any Governmental Entity or Person. Sellers have not experienced any loss, damage, or unauthorized access, disclosure, use, or breach of security of any personal information in Sellers’ possession, custody, or control. 4.19 Transactions with Affiliates. To Sellers’ Knowledge, and except as set forth on Section 4.19 of the Disclosure Schedule, no officer, director or employee of any Seller or any of their respective Affiliates, no Person with whom any such officer, director or employee has any direct or indirect relation by blood, marriage or adoption, no entity in which any such officer, director or employee owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than one percent of the capital stock of which is beneficially owned by such officers, directors and employees in the aggregate), no Affiliate of any of the foregoing and no current or former Affiliate of any Seller has entered into or is otherwise bound by: (a) any Contract with, or relating to, any Seller or the Business, or the properties or assets of any Seller or the Business (excluding agreements disclosed on Section 4.13(b) of the Disclosure Schedule); (b) any loan or Contract for Indebtedness relating to any Seller or the properties or assets of any Seller (excluding advances of travel or other Business-related expenses in the Ordinary Course); or (c) any Contract relating to property (real, personal or mixed), tangible or intangible, currently used by any Seller. 4.20 Undisclosed Payments. None of (a) Sellers, (b) their respective officers, directors or employees, or (c) anyone acting on behalf of any of them has made or received any payment not adequately disclosed in the books and records of Sellers and the Financial Statements in connection with or in any way relating to Sellers, including any advance of any commission or other receivable. 4.21 Material Customers. Section 4.21 of the Disclosure Schedule contains a correct and complete list of the names and addresses of the Material Customers (and the amount of revenue earned from each such Material Customer during the 12-month period ended December 31, 2018 and the nine-month period ended on the Balance Sheet Date). Sellers maintain good relations with each Material Customer and, to Sellers’ Knowledge, no event has occurred that could adversely affect the relations between Sellers and each Material Customer. Except as set forth on Section 4.21 of the Disclosure Schedule, no Material Customer has, during the prior 12 months, cancelled, terminated or, to Sellers’ Knowledge, made any threat to cancel or otherwise terminate any of its Contracts with Sellers or to materially decrease its business relationship with Sellers and, to Sellers’ Knowledge, no Material Customer intends to terminate or materially alter its business relations with Sellers, either as a result of the transactions contemplated hereby or otherwise. 43

4.22 Material Vendors. Section 4.22 of the Disclosure Schedule contains a correct and complete list of the names and addresses of the Material Vendors (and the amount of orders placed with each such Material Vendor during the 12-month period ended December 31, 2018 and the nine-month period ended on the Balance Sheet Date). Sellers maintain good relations with each Material Vendor and, to Sellers’ Knowledge, no event has occurred that could materially and adversely affect the relations between Sellers and each Material Vendor. Except as set forth on Section 4.22 of the Disclosure Schedule, no Material Vendor has, during the prior 12 months, cancelled, terminated or, to Sellers’ Knowledge, made any threat to cancel or otherwise terminate any of its Contracts with Sellers or to materially decrease its business relationship with Sellers, and to Sellers’ Knowledge, no Material Vendor intends to terminate or materially alter its business relations with Sellers, either as a result of the transactions contemplated hereby or otherwise. 4.23 Accounts Receivable; Accounts Payable; Backlog. (a) Accounts Receivable. Sellers have delivered to Purchaser a true, correct and complete schedule of the Receivables as of the Balance Sheet Date showing the amount of each Receivable and an aging of amounts due thereunder, which schedule is correct and complete as of that date. Except as set forth on Section 4.23(a) of the Disclosure Schedule, to Sellers’ Knowledge, the debtors to whom the Receivables relate are not in or subject to a bankruptcy or insolvency proceeding and none of the Receivables has been made subject to an assignment for the benefit of creditors. Except as set forth on Section 4.23(a) of the Disclosure Schedule, all such Receivables are current, and there are no disputes regarding the collectability of any such Receivables. Except as set forth on Section 4.23(a) of the Disclosure Schedule, there is no debtor who has refused or threatened to refuse to pay its obligations or who has or has threatened to set off such obligations for any reason, and there is no Receivable pledged to any third party. Except as set forth on Section 4.23(a) of the Disclosure Schedule, the reserves and allowances provided for in the Financial Statements with respect to the Receivables have been established on the basis of historical experience and on a consistent basis. Except as set forth on Section 4.23(a) of the Disclosure Schedule, all Receivables (net of any reserves shown on Section 4.23(a) of the Disclosure Schedule) (i) will be valid, existing and collectible in a manner consistent with Sellers’ past practices without resort to legal proceedings or collection agencies, (ii) represent valid and enforceable claims for monies due for goods sold and delivered or services rendered arising in bona fide transactions in the Ordinary Course and (iii) will not be subject to any refund or adjustment or any contest, claim, defense, right of set-off, assignment, restriction, security interest or other Lien. The bad debt reserve for Receivables that is reflected in the Financial Statements has been determined in accordance with Seller’s accounting practices and procedures in the Ordinary Course. There is no material adverse change in the composition of Receivables, in terms of aging, as reflected in the accounting records of Sellers as compared to Receivables as reflected in the Financial Statements. Sellers have not factored any such Receivables. (b) Accounts Payable. The notes and accounts payable of Sellers reflected on the Balance Sheets, and the notes and accounts payable of Sellers since the Balance Sheet Date, arose or will arise, as applicable, from bona fide transactions in the Ordinary Course, are being paid in accordance with Sellers’ normal payment practices, are subject to no set 44 off or counterclaim, are current, and are not delinquent in their payment. During the past three (3) years, Sellers has paid their accounts payable in the Ordinary Course. Sellers have no accounts payable to any Person who is an Affiliate or who is an officer, director or employee of Sellers or any of their respective Affiliates. (c) Backlog. Section 4.23(c) of the Disclosure Schedule sets forth a true, complete and correct list of the backlog of firm orders of Sellers, each of which arose in the Ordinary Course, as of a date not more than ten Business Days prior to the date hereof. 4.24 Licenses. (a) Section 4.24(a)(i) of the Disclosure Schedule is a correct and complete list of all Licenses held by Sellers. The Licenses set forth on Section 4.24(a)(i) of the Disclosure Schedule collectively constitute all of the Licenses that are necessary to permit Sellers to lawfully conduct the Business in the Ordinary Course as presently conducted. All such Licenses are valid, binding and in full force and effect, and Sellers have at all times been in compliance in all material respects with each such License. Sellers have not received any written notice or other communication from any Governmental Entity or other Person regarding (i) any actual, alleged or potential violation of or failure to comply with any term or requirement of any such License, or (ii) any actual, proposed, or potential revocation, suspension, cancellation or termination of, or modification to, any such License. To Sellers’ Knowledge, there exist no grounds, facts or circumstances that could reasonably be expected to result in the suspension, revocation or modification of any License set forth on Section 4.24(a)(i) of the Disclosure Schedule. The execution, delivery and performance hereof and the consummation of the Acquisition and the transactions contemplated this Agreement shall not adversely affect any such License, or require consent from, or notice to, any Governmental Entity. Except as set forth on Section 4.24(a)(ii) of the Disclosure Schedule, all such Licenses are transferrable to the Purchaser at the Closing or TGB China Closing, as applicable, without the consent or notice of any Governmental Entity or other third party, and those Licenses not transferrable to Purchaser at the Closing or TGB China Closing, as applicable, will not, individually or in the aggregate, render Purchaser unable to lawfully conduct the Business in all material respects in the Ordinary Course as it is currently conducted. Section 4.24(a)(ii) of the Disclosure Schedule sets forth the consent, notice and filing requirements (relating to the relevant Governmental Entity issuing the License) that would be required for Purchaser to obtain the transfer of such License as part of the Purchased Assets. Sellers have taken all necessary action to maintain each License. No loss or expiration of any License is pending or, to Sellers’ Knowledge, threatened or reasonably foreseeable (other than expiration upon the end of any term). Copies of each License set forth on Section 4.24(a)(i) of the Disclosure Schedule have been made available to Purchaser. (b) To Sellers’ Knowledge, each individual independent contractor listed on Section 4.13(a) of the Disclosure Schedule, and each other independent contractor, has the requisite License required to provide the services such independent contractor provides to Sellers. 45

4.25 Product and Services Warranties; Warranty Claims. (a) Each product manufactured, sourced, sold or delivered by Sellers during the past two (2) years has been in conformity with all applicable contractual commitments, all specifications and documentation in respect thereof, and all express and implied warranties. Except as set forth on Section 4.25(a) of the Disclosure Schedule, Sellers have not sold or sourced any products or delivered any services that included an express warranty other than pursuant to Sellers’ standard terms and conditions, copies of which have been made available to Purchaser. (b) Except as set forth on Section 4.25(b)(i) of the Disclosure Schedule, there are no pending or, to Sellers’ Knowledge, threatened claims against Sellers that any of their respective goods are defective or subject to a product recall, or that the goods or services manufactured, sourced, sold or provided by Sellers fail to meet any product or service warranties of any applicable standard or the specifications of any foreign, federal, state, or local authority which involve or, to Sellers’ Knowledge, could reasonably be expected to involve a cost to Sellers which in the aggregate for all such claims exceeds or could reasonably be expected to exceed $25,000. Except as provided on Section 4.25(b)(ii) of the Disclosure Schedule, Sellers have not issued any recalls of products manufactured, sourced, sold or delivered by them during the past five (5) years. (c) Except as set forth on Section 4.25(c) of the Disclosure Schedule, during the past five (5) years, Sellers have not incurred any Liability arising out of an injury to individuals or property as a result of the manufacture, ownership, possession or use of any product designed, manufactured, packaged, sourced, sold, leased, licensed, delivered, or otherwise distributed by Sellers, and to Sellers’ Knowledge, no events have occurred and no circumstances exist that could give rise to or serve as a basis for any such Liability. 4.26 Inventories. Section 4.26 of the Disclosure Schedule contains an accurate and complete list of all Inventory owned by Samsung with respect to the Business. Except as set forth on Section 4.26 of the Disclosure Schedule, all Inventories are usable and of merchantable quality. Any aggregate Inventory specifically identified by Sellers as satisfying a specific product specification does not include any items which are below such specification, and the aggregate Inventory specifically identified by Sellers as satisfying any customary quality control standards does not include any items which are below such standards. Except as set forth on Section 4.26 of the Disclosure Schedule, any aggregate Inventory includes no items which are of a quality or quantity not usable or, in the case of finished goods, salable in the Ordinary Course. Sellers’ report of the value of the Inventory as of the Balance Sheet Date was made and calculated consistent with Sellers’ past practices. 4.27 Regulatory and Certification Compliance. Sellers have at all times, with respect to all of Sellers’ products currently made, sourced, sold or marketed in the United States, or imported or exported by Seller into or from the United States, complied in all material respects with the applicable provisions of all international trade laws, including laws related to compliance with export and import controls, economic sanctions and embargoes, anti-corruption laws and regulations, anti-money laundering laws and regulations, and all other applicable laws that govern transactions involving goods, funds, services, or technology across international borders. 46

4.28 Import/Export. Sellers have at all times conducted their transactions in accordance and compliance in all material respects (a) with all applicable United States import, export controls, economic sanctions, and anti-boycott Laws, and (b) with all applicable import and export controls Laws of all other countries in which Sellers conduct business. Without limiting the foregoing: (a) No Seller, nor any person or entity exercising ownership or control over any Seller, is designated on any prohibited parties list maintained by the U.S. Government, including the List of Specially Designated Nationals and Blocked Persons, the Foreign Sanctions Evaders List, the List of Persons Identified as Blocked Solely Pursuant to E.O. 13599, the Sectoral Sanctions Identifications List, the Denied Persons List, or the Entity List (collectively, with all other applicable lists, the “Prohibited Parties Lists”). (b) Sellers have obtained, and are in compliance in all material respects with, all required Export/Import Approvals; (c) there are no pending or, to Sellers’ Knowledge, threatened claims against Sellers with respect to such Export/Import Approvals; (d) to Sellers’ Knowledge, there are no actions, conditions or circumstances pertaining to Sellers’ imports, exports or other international business transactions that would give rise to any future fine, penalty, assessment or similar financial Liability or related claim based on its operation of the Business through the Closing Date or TGB China Closing Date, as applicable; (e) Sellers have remitted all appropriate import fees, duties, taxes and other payments legally required for import transactions in any country in which Sellers conduct the Business; (f) No Seller is a party to any Contract or bid with, and no Seller is otherwise obligated to or intending to conduct business with (directly or, to Sellers’ Knowledge, indirectly), any Person located in Cuba, Belarus, Burma (Myanmar), the Crimea region of the Ukraine, Iran, North Korea, Syria, or Venezuela, or any entity or individual that is listed on, or is owned or controlled by, any individual or entity that is listed on any Prohibited Party List; (g) No Seller has received written notice from a Governmental Entity claiming or alleging that it was not in compliance with any applicable Laws relating to the export or import of goods, technology, or services to or from any jurisdiction, or any other transaction in, or involving persons located in, a foreign jurisdiction; and (h) No Seller has made any voluntary or directed disclosures to, and no Seller has been subject to any fines, penalties or sanctions from, any Governmental Entity regarding any import, export control or economic sanctions violations. 4.29 Ethical Practices. Sellers are aware of their obligations to comply with anti-corruption Laws such as the U.S. Foreign Corrupt Practices Act and any similar Laws issued, administered or enforced by any Governmental Entity. Neither Sellers nor any representative of Sellers has: 47

(a) given, offered, promised, or authorized, and, to Sellers’ Knowledge, no other Person has given, offered, promised, or authorized on any Seller’s behalf, any unlawful payment or transfer of anything of value, whether money, property or services, directly or indirectly through a third party, to any Public Official for the purpose of the following: (i) influencing any action or decision of a Public Official, in such Person’s official capacity, including a decision to fail to perform such Person’s official function; (ii) inducing such Person to use such Person’s influence with any Governmental Entity to affect or influence any act or decision of such Governmental Entity to assist any Seller in obtaining or retaining business for, with, or directing business to, any Person; or (iii) where such payment would constitute a bribe, kickback or illegal or improper payment to assist any Seller in obtaining or retaining business for, with, or directing business to, any Person. For purposes of this paragraph, the term “Public Official” means (A) any official, employee, or representative of any Governmental Entity, public international organization, or political party; (B) any political party or any candidate for political office; (C) any employee, agent or representative of an entity owned or controlled by a Governmental Entity or performing a government function; or (D) any Person acting for or on behalf of any of the Persons described in subparts (A) – (C); or (b) given, promised, offered, or authorized any payment or transfer of anything of value, indirectly or through a third party, to any third party, whether a Public Official or any other person, with the intent to obtain an unfair or unlawful business advantage or to keep or retain business in a manner that would violate the criminal or civil laws of any country in which Seller conducts or has conducted business. 4.30 Brokers and Finders. Other than MMG Advisors, Inc., none of Sellers nor any Affiliate, officer, director or employee thereof has employed any broker, finder or investment banker or incurred any Liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated hereby. Sellers are solely responsible for the fees and expenses of MMG Advisors, Inc. 4.31 Solvency. Immediately before and immediately after giving effect to the Acquisition and other transactions contemplated by this Agreement, Sellers shall be able to pay their respective debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent Liabilities). Immediately before and immediately after giving effect to the Acquisition and the other transactions contemplated by this Agreement, each Seller shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the Acquisition and the other transactions contemplated by this Agreement with the intent to hinder, delay, or defraud either present or future creditors of any Seller. 4.32 Disclosure. No representation or warranty or other statement made by any Seller Party in this Agreement or any document or agreement delivered or to be delivered by any Seller Party in connection with the transactions contemplated hereby contains or will contain any untrue statement or omits or will omit to state a material fact necessary to make any of them, in light of the circumstances in which they were made, not misleading. To Sellers’ Knowledge, there is no fact that has specific application to any Seller (other than general economic or industry conditions) and 48 that may materially adversely affect the assets, business, prospects, financial condition or results of operation of Sellers that has not been set forth in this Agreement or the Disclosure Schedule. ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER Purchaser represents and warrants to the Seller Parties that the statements contained in this Article V are true and correct: 5.01 Organization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, use and operate the properties and assets that it purports to own, lease, use and operate and to carry on its business as currently conducted. 5.02 Authorization. Purchaser has full power and authority to execute and deliver this Agreement, the Seller Ancillary Documents executed by Purchaser, and the Purchaser Ancillary Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement, the Seller Ancillary Documents executed by Purchaser, and the Purchaser Ancillary Documents, the performance by Purchaser of its obligations hereunder and thereunder, and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary limited liability company action on the part of Purchaser. This Agreement, the Seller Ancillary Documents executed by Purchaser, and the Purchaser Ancillary Documents have been duly executed and delivered by Purchaser and constitute the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of course in granting equitable remedies. 5.03 Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement, the Seller Ancillary Documents executed by Purchaser, and the Purchaser Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of, and compliance with, the terms and conditions hereof and thereof do not or shall not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, (a) any term or provision of the organizational documents of Purchaser, (b) any Contract to which Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which Purchaser is a party or by which Purchaser or any of its properties is bound, or (d) any statute, law, rule or regulation applicable to Purchaser unless, in each case, such violation, conflict, breach, default, loss of benefit or accelerated obligation would not, either individually or in the aggregate, have a material adverse impact on the ability of Purchaser to consummate the transactions contemplated hereby, by the Seller Ancillary Documents executed by Purchaser, or the Purchaser Ancillary Documents. 5.04 Solvency. Upon consummation of the transactions contemplated by this Agreement, Purchaser will not (a) be insolvent or left with unreasonably small capital, (b) have 49 incurred debts beyond its ability to pay such debts as they mature or (c) have Liabilities in excess of the reasonable market value of its assets. ARTICLE VI CERTAIN COVENANTS AND AGREEMENTS 6.01 Access and Investigation. Between the date of this Agreement and the Closing, Sellers shall (a) furnish Purchaser with such financial, operating and other relevant data and information that Purchaser may reasonably request, and (b) otherwise cooperate and assist, to the extent reasonably requested by Purchaser, with Purchaser’s investigation of the properties, assets and financial condition of Sellers during normal business hours and upon reasonable notice; provided that, notwithstanding the foregoing, (i) such access does not unreasonably interfere with the normal operations of Sellers, (ii) such access shall occur in such a manner as the Unitholder reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, and (iii) nothing herein shall require Sellers to provide access to, or to disclose any information to, the Purchaser or any of the Purchaser’s representatives if such access or disclosure would reasonably be expected to (A) waive any legal privilege, or (B) be in violation of applicable Law or the provisions of any agreement to which any Seller is a party. All information obtained by Purchaser pursuant to this Section 6.01 shall, prior to the Closing, be kept confidential and shall be subject to the other restrictions set forth in and in accordance with the Confidentiality Agreement. 6.02 Conduct of the Business of Sellers. Sellers shall during the period from the date of this Agreement until the Closing, and the TGB China Closing, as applicable, except as expressly contemplated by this Agreement or as required by applicable Law or with the prior written consent of Purchaser, conduct the Business in the Ordinary Course and, to the extent consistent therewith, Sellers shall use commercially reasonable efforts to maintain and preserve substantially intact their respective business organization, keep available the services of their respective current officers and employees and preserve their respective present relationships with customers, suppliers, distributors, licensors, licensees and other Persons having business relationships with Sellers and the Business. Without limiting the generality of the foregoing, between the date of this Agreement and the Closing, and the TGB China Closing, as applicable, except as otherwise expressly contemplated by this Agreement, as set forth in Section 6.02 of the Disclosure Schedule or as required by applicable Law, Sellers shall not do or take any of the actions set forth in Section 4.08 without the prior written consent of Purchaser. In addition, TGB China shall not take any of the actions set forth in Section 4.08(i) without the prior written consent of Purchaser, whether or not in the Ordinary Course. 6.03 Required Approvals. (a) As promptly as practicable after the date of this Agreement, Sellers shall use commercially reasonable efforts to obtain all consents required in connection with the transactions contemplated hereby as set forth on Section 6.03(a) of the Disclosure Schedule. (b) As promptly as practicable after the date of this Agreement, Sellers shall make all filings required by applicable Law to be made by it in order to consummate the transactions contemplated hereby. Sellers also shall cooperate with Purchaser and its 50 representatives with respect to all filings that Purchaser elects to make, or pursuant to applicable Law is required to make, in connection with the transactions contemplated hereby. (c) In furtherance of the foregoing, the Unitholder and Purchaser, as applicable, will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated hereby, including preparing and filing as promptly as practicable with any Governmental Entity or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents. Each of Purchaser, on the one hand, and each of the Sellers and the Unitholder, on the other hand, shall promptly provide the other copies of material written communications with, and shall keep one another informed as to the substance of any meeting with, any Governmental Entity regarding the matters set forth in this Section 6.03, subject to any confidentiality obligations and applicable Law. (d) The Unitholder and Purchaser shall promptly comply with any formal or informal additional requests for information, including requests for production of documents and production of witnesses for interviews or depositions by any Governmental Entities. The Unitholder and Purchaser will each provide prompt notice of any communication (whether written or oral) received by it from any Governmental Entity with respect to the foregoing, consult with each other prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing, and incorporate the reasonable comments of each other in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Governmental Entity with respect to the foregoing. 6.04 Notification of Certain Events. Between the date of this Agreement and the Closing Date, the Unitholder or Purchaser, as the case may be (either such party, the “Disclosing Party”), shall notify the other party in writing if the Disclosing Party becomes aware of (a) any fact or condition that causes or constitutes a breach of any of the representations and warranties of the Disclosing Party made as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or the Disclosing Party’s discovery of, such fact or condition. If any such fact or condition requires any change to the schedules prepared by a Disclosing Party, such Disclosing Party may deliver to the other party a supplement to such schedules specifying such change, which shall have no effect on such other party’s right to terminate this Agreement pursuant to Section 9.01. With respect to disclosure updates by Sellers made pursuant to subsection (b) of this Section 6.04, such updates shall cure breaches of a representation or warranty for purposes of indemnification under Article X unless Purchaser terminates this Agreement pursuant to Section 9.01. With respect to disclosure updates made by Sellers pursuant to subsection (a) of this Section 6.04, such updates shall not cure such breaches with respect to Purchaser’s rights to pursue indemnification for such breaches pursuant to Article X. With respect to disclosure updates by Purchaser made pursuant to this Section 6.04, such updates shall cure breaches of a representation or warranty for purposes of indemnification under Article X unless the Unitholder terminates this Agreement pursuant to Section 9.01. Subject to the foregoing right to seek indemnification, to the extent disclosure updates are made pursuant to this Section 6.04, 51 such disclosure updates will cure for the purposes of satisfying the conditions to Closing set forth in Sections 8.02(a), 8.02(b) and 8.02(c) unless Purchaser terminates this Agreement pursuant to Section 9.01. 6.05 Exclusive Dealing. (a) During the period from the date of this Agreement through the Closing (or the TGB China Closing, as applicable) or the earlier termination of this Agreement pursuant to Section 9.01, Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their respective representatives to, directly or indirectly, (a) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (b) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (c) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets. (b) In addition to the other obligations under this Section 6.05, Sellers shall promptly (and in any event within three (3) Business Days after receipt thereof by Sellers or their representatives) advise Purchaser orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. (c) Sellers agree that the rights and remedies for noncompliance with this Section 6.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Purchaser and that money damages would not provide an adequate remedy to Purchaser. 6.06 Further Assurances. Following the Closing, the Parties will cooperate reasonably with each other and with their respective representatives and agents in connection with any steps required to be taken as part of their respective obligations under this Agreement, and the Parties agree (a) to furnish upon request to the other Parties such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other Parties may reasonably request, for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby. 6.07 Public Announcements. The Parties agree that no press release or public announcement, statement or disclosure concerning the transactions contemplated hereby shall be issued by Sellers (or the Unitholder) without the prior written consent of Purchaser. The 52

Unitholder shall have the opportunity to review and provide comments to any press release or public announcement concerning the transactions contemplated hereby issued by Purchaser. 6.08 Assistance with SEC Filings. In order to assist with potential SEC filing requirements of Purchaser prior to Closing, the Unitholder and Sellers shall provide such cooperation as Purchaser may reasonably request in connection with such filing requirements. 6.09 Reasonable Best Efforts. Each Party shall use its reasonable best efforts to cause all of the conditions precedent to the obligations of Sellers, the Unitholder and Purchaser set forth in Article VIII to be satisfied, to the extent that such Party’s action or inaction can control or influence the satisfaction of such conditions. 6.10 Tax Matters. (a) Cooperation on Tax Matters. The Unitholder and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.10 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided (or made available) hereunder. The Unitholder shall (i) retain all books and records with respect to Tax matters relating to any taxable period beginning before the Closing Date until the expiration of each applicable statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Purchaser reasonably so requests, the Unitholder shall allow Purchaser to make copies of such books and records. Purchaser and the Unitholder shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). (b) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid by Sellers if and when due. All income Taxes imposed on the Seller Parties by reason of the transactions contemplated by this Agreement shall be paid by the Seller Parties when due, and the Seller Parties will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, including Tax Returns for Sellers. (c) Allocation of Consideration. Purchaser and Sellers agree that the Total Consideration (plus other relevant items) shall be allocated among the Purchased Assets for Tax purposes as shown on the allocation schedule (the “Allocation Schedule”). A draft 53 of the Allocation Schedule shall be prepared by Purchaser and delivered to the Unitholder within 120 days following the Closing Date. Within thirty (30) days following receipt of the Allocation from Purchaser, the Unitholder may notify Purchaser in writing that it does not consent to the Allocation Schedule prepared by Purchaser, identifying those items in the Allocation Schedule with which it disagrees. If the Unitholder fails to provide such notice within the thirty (30) day period, it shall be treated as having agreed to the Allocation Schedule prepared by Purchaser. If the Unitholder timely provides such notice, then from that time until the expiration thirty (30) days after the Unitholder provides such notice, Purchaser and the Unitholder shall negotiate in good faith to reach mutual agreement regarding any matters subject to such objection and the Allocation Schedule consistent with the requirements of this Section 6.10(c), and if Purchaser and the Unitholder do reach such agreement within such period, then the Allocation so agreed upon shall be deemed agreed by the parties for purposes of this Section 6.10(c). In the event that the Unitholder timely provides such notice and Purchaser and the Unitholder are unable so to reach agreement on all such matters, any disputed items shall be submitted to the Independent Accountant for resolution. Purchaser and the Unitholder shall use their reasonable efforts to cause the Independent Accountant to complete its resolution of such disputed items within thirty (30) days of its appointment. Each of Purchaser, on the one hand, and the Unitholder, on the other hand, shall bear that percentage of the fees and expenses of the Independent Accountant equal to the proportion of the dollar value of the disputed issues determined in favor of the other party. Except as otherwise required by applicable law, Purchaser and the Unitholder shall timely file in the manner required by applicable Law all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of applicable law) in a manner that is consistent with the Allocation as finally determined pursuant to this Section 6.10(c) and shall refrain from taking any action inconsistent therewith. Notwithstanding anything to the contrary herein, in the event the TGB China Closing occurs after the final determination of the Allocation Schedule, proper adjustments shall be made to the Allocation Schedule to reflect any changes or modifications (as applicable), and such adjustments shall be made in accordance with this Section 6.10(c). Any adjustments to the Total Consideration pursuant to Section 3.02 shall be allocated in a manner consistent with the Allocation Schedule. (d) Prorations. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees related to the Purchased Assets for taxable periods beginning before, and ending after, the Closing Date, shall be prorated between Purchaser and Sellers as of the Closing Date. Sellers shall be responsible for all such taxes and fees accruing during any period up to and including the Closing Date. Purchaser shall be responsible for all such taxes and fees accruing during any period after the Closing Date. With respect to Taxes described in this Section 6.10(d), Purchaser and Sellers (as applicable) shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one Party remits to the appropriate taxing authority payment for Taxes, which are subject to proration under this Section 6.10(d) and such payment includes the other Party’s share of such Taxes, such other Party shall promptly reimburse the remitting party for its share of such Taxes. In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending 54 on the Closing Date (i.e., the pre-Closing Taxes) will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to equal the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to equal the amount that would be payable if the relevant Tax period ended on the Closing Date. For the avoidance of doubt, the provisions of this Section 6.10(d) shall be subject to Section 6.17 and any transition services agreement entered into pursuant thereto. (e) Notifications and Tax Clearance Certificates. Upon request from Purchaser, Sellers shall comply, and shall provide Purchaser with the information and documentation to comply, and cooperate with Purchaser in its compliance, with all applicable tax bulk sales and tax notification Laws (and all similar Laws) of every jurisdiction where such Seller is obligated to file Tax Returns (or is subject to tax or is subject to any claim that it may be subject to tax or may be obligated to file Tax Returns) with respect to the Business and/or the Purchased Assets. If Purchaser is required by any Governmental Entity to withhold all or a portion of the Total Consideration (or any other consideration hereunder), then Purchaser shall withhold, and not pay to Sellers, the applicable withheld amounts and shall hold such amounts until the applicable Governmental Entity authorizes Purchaser to release and pay over such amounts to Sellers. As of the Closing Date, Sellers shall obtain from the applicable Governmental Entity in jurisdictions that impose Taxes on Sellers or where Sellers have a duty to file Tax Returns (or in which there is a claim by a Governmental Entity that Sellers have a duty to file Tax Returns in such jurisdictions), to the extent such certificates are issued by the applicable Governmental Entity, tax clearance or similar certificates evidencing Sellers’ compliance with and satisfaction of their Tax obligations in such jurisdictions (“Tax Clearance Certificates”). If any Governmental Entity asserts that Sellers are liable for any Tax, then Sellers shall promptly pay when due any and all such amounts and shall provide evidence to Purchaser, including a copy of a receipt, that such Taxes have been paid in full or otherwise satisfied. 6.11 Accounts. (a) Following the Closing, the Seller Parties will provide any reasonably requested assistance and authority (including, where appropriate, limited powers of attorney in the name of Sellers) to enable Purchaser (i) to collect in a reasonable manner consistent with reasonable past practice for the account of Purchaser any Purchased Assets and (ii) to institute and prosecute all Actions that Purchaser may in its sole discretion deem proper in order to enforce any right, title or interest in, to or under the Purchased Assets, and to defend or compromise any and all Actions in respect of the Purchased Assets. (b) All payments and reimbursements received by any of the Seller Parties in connection with or arising out of the Purchased Assets after the Closing shall be held by such Seller Parties in trust for the benefit of Purchaser and, promptly upon receipt by such Seller Parties of any such payment or reimbursement, such Seller Parties shall pay over to Purchaser the amount of such payment or reimbursement. 55

(c) All payments and reimbursements received by Purchaser in connection with or arising out of the Excluded Assets after the Closing Date shall be held by Purchaser in trust for the benefit of Sellers and, promptly upon receipt by Purchaser of any such payment or reimbursement, shall pay over to Sellers the amount of such payment or reimbursement. 6.12 Payment of Other Excluded Liabilities. In addition to payment of Taxes pursuant to Section 6.10(b), and subject to Section 2.04, Sellers shall pay, or make adequate provision for the payment, in full all of the Excluded Liabilities and other Liabilities of Sellers under this Agreement. 6.13 Employees and Employee Benefits. (a) Commencing on the Closing Date or TGB China Closing Date, as applicable, Purchaser shall offer employment to all employees of the Business who are actively at work on the Closing Date or TGB China Closing Date, as applicable (those employees that accept Purchaser’s offer of employment, the “Hired Personnel”). (b) Sellers shall be solely responsible, and Purchaser shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee, officer, director, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Sellers at any time on or prior to the Closing Date, or TGB China Closing Date, as applicable, and the Seller Parties shall pay all such amounts to all entitled persons on or prior to the Closing Date, or TGB China Closing Date, as applicable, or as soon as reasonably practicable thereafter in accordance with Sellers’ regular pay practices. Sellers shall be solely responsible for the provision of health plan continuation coverage (including all administrative and notice obligations) under COBRA, or any other Law, with respect to any employees of the Business who are not Hired Personnel, other former or current employees of Sellers, or any Hired Personnel who remain eligible and elect continuation coverage pursuant to COBRA under Seller’s Employee Benefit Plans. Purchaser shall be solely responsible, and Sellers shall have no obligations whatsoever for, any compensation or other amounts payable to any Hired Personnel, independent contractor or consultant of the Business, including hourly pay, commission, bonus, salary, fringe, pension or profit sharing benefits or severance pay for any post-Closing period relating to the service with Purchaser following the Closing Date or TGB China Closing Date, as applicable. (c) Sellers shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of the Business or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date or TGB China Closing Date, as applicable. Sellers also shall remain solely responsible for all workers’ compensation claims of any current or former employees, officers, directors, independent contractors or consultants of the Business which relate to events occurring on or prior to the 56

Closing Date or TGB China Closing Date, as applicable. Sellers shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. (d) Effective as of the Closing Date or TGB China Closing Date, as applicable, except as otherwise required by applicable requirements of Law, Sellers’ obligations and Liability with respect to the accrued and unused vacation days of the Hired Personnel (the “Accrued Vacation”) shall be transferred to and assumed by Purchaser and its Affiliates, and Purchaser and its Affiliates shall recognize and provide all such unused vacation and pay. (e) Effective as of the Closing Date, Purchaser will provide Hired Personnel who reside in the United States with full credit under Purchaser’s Employee Benefit Plans under which new employees are eligible for benefits for such Hired Personnel’s service prior to the Closing Date with Sellers, to the same extent such service is recognized by Sellers immediately prior to the Closing Date. (f) Nothing contained in this Agreement, whether express or implied, shall (i) be treated as an amendment or other modification of any Company Benefit Plan or any of Purchaser’s Employee Benefit Plans, (ii) create any third-party beneficiary rights in any Person or (iii) subject to the requirements of this Section 6.13, limit the right of Purchaser or Seller or any of their Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or any of Purchaser’s Employee Benefit Plans following the Closing Date. 6.14 Confidentiality. The obligations of Purchaser under the Confidentiality Agreement, and the other obligations of Purchaser contained in this Section 6.14 shall terminate at the Closing. From and after the date of this Agreement, the Seller Parties shall not, and shall cause their Affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser (or its designee) or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser, any confidential information of Purchaser or the Business (a) except as may be necessary in connection with filing and paying any Taxes imposed on the Seller Parties for Tax periods ending on or before the Closing Date, (b) unless and until such information becomes public knowledge (other than by disclosure in breach of this Section 6.14), (c) except for use of the confidential information of the Business in the Ordinary Course prior to the Closing, (d) except as required by applicable Law, or (e) except to the extent required in connection with the enforcement or defense of rights in connection with any Legal Disputes relating to this Agreement or any Seller Ancillary Document or Purchaser Ancillary Document; provided, that before any Seller Party or any of its Affiliates discloses any confidential information as may be required by applicable Law, such Person will, to the extent permitted under applicable Law, give Purchaser reasonable advance notice and take such reasonable actions as Purchaser may propose to minimize the required disclosure. 6.15 Use of Names. Sellers shall make such filings and take such other actions as may be reasonably requested by Purchaser to amend Sellers’ organizational documents to change its name to a name that does not include “Togast,” “TGB”, “Unlimited Brand Group” or any portion thereof and which shall not be confusingly similar to Sellers’ existing names or as mutually agreed to by the parties, such change to be effective as of no more than three Business Days following the Closing Date. 57

6.16 Chinese VAT Invoices. Prior to the TGB China Closing, TGB China shall (a) issue value added tax special invoices (known as FAPIAO) to Purchaser as required by applicable Law in China (which shall reflect amounts equal to the Total Consideration allocated to TGB China pursuant to Section 3.02(a) of the Disclosure Schedule) and (b) timely file such invoices and pay all Taxes required to be paid thereby as required by applicable Law in China. 6.17 TGB China Transfer. In the event that the condition to Closing in Section 8.02(e) has not been satisfied and all the other conditions to Closing have been satisfied or waived, (a) the Parties shall cooperate in good faith to agree upon a transition services agreement to provide all services and benefits being provided by TGB China on a cost basis to Purchaser provided that such services can be provided in compliance with all applicable Laws, including Chinese Laws, and so long as TGB China’s provision of such services will not adversely affect Purchaser’s ability to obtain all necessary licenses and permits needed to acquire and operate the assets of TGB China, (b) Purchaser may, any time after the Closing, require TGB China to convey the Purchased Assets on the terms of this Agreement and in accordance with Section 7.01 and (c) Purchaser’s acquisition of the Purchased Assets of TGB China pursuant to this Agreement shall be subject to the additional matters set forth on Annex 6.17. 6.18 Distressed Inventory Valuation. Sellers, at Sellers’ expense, in conjunction with Purchaser, at Purchaser’s expense, have previously reviewed Samsung’s inventory and records in order for Purchaser and Sellers to mutually agree on the value of any aged or distressed inventory (the “Distressed Inventory Valuation”). Purchaser and the Unitholder shall negotiate any differences in the value of Samsung’s inventory and determine a Distressed Inventory Valuation in good faith. The Closing Payment shall be reduced by the amount of any Distressed Inventory Valuation pursuant to Section 3.02. ARTICLE VII CLOSING 7.01 Closing. The Closing shall occur at the offices of Bass, Berry & Sims PLC, located at 150 Third Avenue South, Suite 2800, Nashville, TN 37201, at 10:00 a.m., Central Time, on the later of January 1, 2020 and the third (3rd) Business Day following the satisfaction (or waiver) of all of the conditions to closing set forth in Article VIII, or at such other time and date and in such other manner (including via electronic exchange of documents and signatures) as Purchaser and the Unitholder may mutually agree (the date on which Closing occurs, the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m., Central Time on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Notwithstanding the foregoing, if an additional closing (the “TGB China Closing”) is desired in Purchaser’s sole discretion to convey to Purchaser (or Purchaser’s designee) the Purchased Assets of TGB China pursuant to Section 6.17 and otherwise on the terms of this Agreement, such TGB China Closing shall take place on the fifth (5th) Business Day following demand by Purchaser to the Unitholder for such TGB China Closing, at which time Purchaser shall pay the TGB China Payment to TGB China in exchange for the Purchased Assets of TGB China. 58

7.02 Seller Parties’ Closing Deliveries. At the Closing, the Seller Parties shall deliver, or cause to be delivered, to Purchaser the following: (a) evidence satisfactory to Purchaser that all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Entities required in connection with the execution, delivery or performance hereof, including those set forth on Section 4.03(b) of the Disclosure Schedule, have been obtained or made on terms satisfactory to Purchaser; (b) evidence satisfactory to Purchaser that all of the Licenses set forth on Section 4.24(a)(ii) of the Disclosure Schedule and any and all other Licenses determined by Purchaser as necessary to operate the Business have been, except as prohibited by applicable Law, transferred to Purchaser or granted to Purchaser, in each case on terms satisfactory to Purchaser in its sole discretion; (c) in form reasonably satisfactory to Purchaser, written consents of or notices to, as applicable (or waivers with respect thereto) the third parties to those Company Contracts marked with an asterisk or two asterisks on Section 4.11 of the Disclosure Schedule (other than such items marked therein to be paid off at Closing) and listed on Section 4.03(a) of the Disclosure Schedule (and all such consents, notices and waivers shall be in full force and effect on and following the Closing); (d) a counterpart of the Escrow Agreement, duly executed by the Unitholder; (e) one or more Bills of Sale, substantially in the form attached hereto as Exhibit C (each, a “Bill of Sale”), duly executed by the applicable Seller; (f) counterparts of one or more Assignment and Assumption Agreements, substantially in the form attached hereto as Exhibit D (each, an “Assumption Agreement”), duly executed by the applicable Seller; (g) (i) an Assignment and Assumption and First Amendment to Lease (the “Assignment and Amendment to Lease”) to the Company Real Property Lease set forth in Annex 7.02(g)(i) in substantially the form attached hereto as Exhibit E (subject to reasonable comments from the applicable lessor), duly executed by the Seller (or the Unitholder) and the lessor leasing such Leased Real Property to such Seller, and (iii) a new lease agreement with respect to the Leased Real Property set forth in Annex 7.02(g)(ii), in form and substance reasonably satisfactory to Purchaser; (h) (i) a certificate by the Secretary or any Assistant Secretary of each of Togast, Togast Direct and TGB Design, dated the Closing Date, as to the effectiveness of the resolutions of the members and board of managers of each such Seller (executed and delivered by each member and manager of such Seller) and (ii) a certificate by the Secretary or any Assistant Secretary of TGB China, dated the Closing Date, as to the effectiveness of the resolutions of the executive director and sole shareholder of such Seller, in each case authorizing the execution, delivery and performance hereof by such Seller, passed in connection herewith and the transactions contemplated hereby; 59

(i) a certificate of good standing for each Seller, issued within five days prior to the Closing Date by the Secretary of State of the state in which such Seller is organized and from the Secretary of State of each state in which such Seller is qualified to do business; (j) (i) payoff letters (in form and substance satisfactory to Purchaser) from each lender for Indebtedness of any Seller or the Business outstanding as of the Closing Date (including any interest accrued thereon and any prepayment or similar penalties and expenses associated with the prepayment of such Indebtedness on the Closing Date) and an agreement by such lender that, if such aggregate amount so identified is paid to such lender on the Closing Date, such Indebtedness shall be repaid in full and that all associated Liens, if any, affecting any real or personal property of such Seller(s) or the Business will be released and (ii) evidence satisfactory to Purchaser that any other Liens affecting any real or personal property of the Sellers or the Business have been released; (k) a counterpart of a Restrictive Covenant Agreement, substantially in the form attached hereto as Exhibit F (the “Restrictive Covenant Agreement”), duly executed by the Unitholder and the Sellers; (l) a counterpart of an Employment Agreement, substantially in the form attached hereto as Exhibit G (the “Key Employee Agreements”), duly executed by each Key Employee; (m) a counterpart of a Consulting Agreement, substantially in the form attached hereto as Exhibit H (the “LoConte Consulting Agreement”), duly executed by the Unitholder; (n) a certificate of non-foreign status duly executed by each Seller that complies with Treasury Regulation Section 1.1445-2(b)(2) or other suitable evidence that withholding under Section 1445 of the Code is not required; (o) the Tax Clearance Certificate(s) for each jurisdiction listed on Section 7.02(o) of the Disclosure Schedule or any other documentation or certification that may be necessary in order for Purchaser to be absolved from any successor liability for any Taxes of each Seller pursuant to applicable state or local Laws, including a certificate of compliance with bulk sale requirements; (p) (i) the original certificates of title to each of the motor vehicles included in the Purchased Assets, duly executed by an authorized officer of each Seller and notarized, together with a completed title and registration application for the state in which such vehicle is registered and (ii) evidence satisfactory to Purchaser that each of the motor vehicles listed on Section 7.02(p) of the Disclosure Schedule have been titled and registered in the name of TGB China; (q) the Unitholder shall deliver a certificate executed by a duly authorized officer of each Seller, dated the Closing Date, stating the that conditions specified in Sections 8.02(a), 8.02(b) and 8.02(c) have been satisfied; 60

(r) evidence satisfactory to Purchaser that AL&S Footwear, LLC’s license agreement with G-III Apparel Group, Ltd. (related to the G.H. Bass & Company brand) has been transferred to Purchaser; (s) a license agreement in substantially the form attached hereto as Exhibit I (the “License Agreement”) for the rights to use the intellectual property of Adio, Mountain Gear and Phat Farm; (t) assignment to Purchaser of the agreement between GTFM, LLC and FUBU pursuant to an assignment agreement reasonably acceptable to Purchaser (the “FUBU Assignment)”; and (u) all other documents required to be entered into by the Seller Parties pursuant hereto or reasonably requested by Purchaser to convey the Purchased Assets to Purchaser (or its designee), or to otherwise consummate the Acquisition and the other transactions contemplated hereby. 7.03 Purchaser’s Closing Deliveries. At the Closing: (a) Purchaser shall deliver, or cause to be delivered, to, or on behalf of, Sellers, the Closing Payment; (b) Purchaser shall deliver a counterpart of the Escrow Agreement, duly executed by each of (i) Purchaser or its designee and (ii) the Escrow Agent; (c) Purchaser shall deliver a counterpart of each Assumption Agreement, duly executed by Purchaser or its designee; (d) Purchaser shall deliver a counterpart of each Assignment and Amendment to Lease, duly executed by Purchaser or its designee; (e) Purchaser shall deliver, or cause to be delivered, to the Seller Parties, a certificate by the Secretary or any Assistant Secretary of Purchaser, dated the Closing Date, as to the effectiveness of the resolutions of the board of directors of Purchaser authorizing the execution, delivery and performance hereof by Purchaser, passed in connection herewith and the transactions contemplated hereby; (f) Purchaser shall deliver, or cause to be delivered, to the Seller Parties, a certificate by a duly authorized officer of Purchaser, dated the Closing Date, that Purchaser or its Affiliate has entered into agreements with Levi Strauss & Co., with respect to Levi’s® and Dockers®, and Samsung; (g) Purchaser shall deliver a certificate of good standing for Purchaser issued within five days prior to the Closing Date by the Secretary of State of the State of Delaware; (h) Purchaser shall deliver a counterpart of the Restrictive Covenant Agreement, duly executed by Purchaser or its designee; 61

(i) Purchaser shall deliver a counterpart of each of the Key Employee Agreements, duly executed by Purchaser or its designee; (j) Purchaser shall deliver a counterpart of the LoConte Consulting Agreement, duly executed by Purchaser or its designee; (k) Purchaser shall deliver a counterpart of the License Agreement, duly executed by Purchaser or its designee; (l) Purchaser shall deliver a certificate executed by a duly authorized officer of Purchaser, dated the Closing Date, stating the that conditions specified in Sections 8.03(a) and 8.03(b) have been satisfied; (m) Purchaser shall deliver to the Seller Parties a guaranty, substantially in the form of Exhibit J attached hereto; and (n) Purchaser shall deliver, or cause to be delivered, to the Seller Parties, all other documents required to be entered into or delivered by Purchaser or reasonably requested by the Seller Parties at the Closing pursuant hereto. ARTICLE VIII CONDITIONS TO CLOSING 8.01 Conditions to All Parties’ Obligations. The obligations of the Parties to consummate the Closing are subject to the satisfaction of the following conditions as of the Closing Date: (a) No injunction, judgment, or ruling enacted, promulgated, issued, entered, amended, or enforced by any Governmental Entity will be in effect enjoining, restraining, preventing or prohibiting consummation of the Closing or making the consummation of the Closing illegal; and (b) This Agreement will not have been terminated in accordance with Section 9.01. 8.02 Conditions to Purchaser’s Obligations. The obligation of Purchaser to consummate the Closing is subject to the satisfaction of the following conditions at or prior to the Closing: (a) The representations and warranties of Sellers and the Unitholder in this Agreement (i) that are qualified as to materiality or Material Adverse Effect shall be true and correct and (ii) that are not qualified as to materiality or Material Adverse Effect shall be true and correct in all material respects, in each case on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the date hereof or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all material respects, as applicable, as of such date); 62

(b) Sellers and the Unitholder will have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing; (c) A Material Adverse Effect shall not have occurred since the date hereof; (d) The Unitholder shall have delivered to Purchaser each of the items set forth in Section 7.02; (e) An Affiliate of Purchaser shall be established in China in order to hold the Purchased Assets of TGB China as of the Closing, and all required permits necessary to operate the Business in China shall have been obtained by such Affiliate; (f) Purchaser shall have entered into employment letters with 90% of the employees of TGB China (other than Key Employees, which are governed by Sections 7.02(l) and 7.03(i)) on terms reasonably acceptable to Purchaser; provided, however, that such 90% must include Judy Wang and Phylis Chen; and provided, further, that Purchaser shall not be required to pay or assume any severance or similar obligations with respect to such employees of TGB China; and (g) Purchaser shall have entered into agreements with Levi Strauss & Co., with respect to Levi’s® and Dockers®, and with Samsung, in each case, satisfactory to Purchaser. 8.03 Conditions to Sellers’ and the Unitholder’s Obligations. The obligations of Sellers and the Unitholder to consummate the Closing are subject to the satisfaction of the following conditions at or prior to the Closing: (a) The representations and warranties of Purchaser in this Agreement (i) that are qualified as to materiality shall be true and correct and (ii) that are not qualified as to materiality shall be true and correct in all material respects in each case on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except in each case for such representations and warranties that speak specifically as of the date hereof or as of another date, in which case such representations and warranties need only to be true and correct, or true and correct in all material respects, as applicable, as of such date); (b) Purchaser will have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; (c) The Unitholder shall have delivered to Purchaser each of the items set forth in Section 7.03; and (d) Purchaser shall have secured either of the license terms with Levi Strauss & Co. as set forth on Annex 8.03(d). Purchaser shall have delivered an abstract of the key business terms with respect to the foregoing licenses. 63

ARTICLE IX TERMINATION 9.01 Termination. This Agreement may be terminated at any time prior to the Closing: (a) by the mutual written consent of Purchaser and the Unitholder; (b) by Purchaser, if there has been a violation or breach by any Seller or the Unitholder of any covenant, agreement, representation, or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of Purchaser at the Closing, and such violation or breach has not been waived by Purchaser or cured by such Seller or the Unitholder, as applicable, by the earlier of (x) thirty (30) days following Purchaser’s written notice to the Unitholder of such breach, and (y) the End Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.01(b) if Purchaser is then in material breach of any of its covenants, obligations, representations, or warranties set forth in this Agreement; (c) by the Unitholder, if there has been a violation or breach by Purchaser of any covenant, agreement, representation, or warranty contained in this Agreement which would prevent the satisfaction of any condition to the obligations of any Seller or the Unitholder at the Closing and such violation or breach has not been waived by the Unitholder or cured by Purchaser by the earlier of (x) thirty (30) days following the Unitholder’s written notice to Purchaser of such breach, and (y) the End Date; provided, that the Unitholder shall not have the right to terminate this Agreement pursuant to this Section 9.01(c) if any Seller or the Unitholder is then in material breach of any of its covenants, obligations, representations, or warranties set forth in this Agreement; (d) by either Purchaser or the Unitholder if the transactions contemplated hereby have not been consummated by 11:59 pm Central Time on January 2, 2020 (the “End Date”), provided that the termination rights under this Section 9.01(d) shall not be available to any Party whose material breach of this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated hereby to be consummated by such time; or (e) by the Unitholder or Purchaser, effective upon written notice to the other Party, if there shall be in effect a final, non-appealable order of a Governmental Entity of competent jurisdiction permanently prohibiting the consummation of the Acquisition, provided that the termination rights under this Section 9.01(e) shall not be available to any Party whose breach of any provision of this Agreement results in or causes such order or such Party is not in compliance with its obligations under Section 6.06. 9.02 Effect of Termination. In the event of the termination of this Agreement by either Purchaser or the Unitholder as provided above, the provisions of this Agreement will immediately become void and of no further force or effect (other than this Section 9.02 and Article XI hereof which will survive the termination of this Agreement in accordance with their terms). Nothing in this Article IX will be deemed to impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement or any Party’s rights with respect to fraud. 64

ARTICLE X INDEMNIFICATION 10.01 Indemnification Obligations of the Seller Parties. Sellers and the Unitholder, jointly and severally, shall indemnify, defend, reimburse and hold harmless the Purchaser Indemnified Parties from, against, and in respect of, any and all Liabilities, penalties, fines and judgments (at equity or at law, including statutory and common) whenever arising or incurred (including amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising out of or relating to: (a) any actual or alleged breach or inaccuracy of any representation or warranty made by the Seller Parties (or any one or more of them) in Article IV of this Agreement or in any Seller Ancillary Document; (b) any non-performance or breach of any covenant, agreement or undertaking made by the Seller Parties in this Agreement or in any Seller Ancillary Document; and (c) the Excluded Assets or the Excluded Liabilities, including those matters set forth on Section 10.01(c) of the Disclosure Schedule. 10.02 Indemnification Obligations of Purchaser. Subject to the limitations set forth in the remainder of this Article X, Purchaser shall indemnify and hold harmless the Seller Indemnified Parties from, against and in respect of any and all Losses arising out of or relating to: (a) any actual or alleged breach or inaccuracy of any representation or warranty made by Purchaser in Article V of this Agreement or in any Purchaser Ancillary Document; (b) any breach of any covenant, agreement or undertaking made by Purchaser in this Agreement or in any Purchaser Ancillary Document; or (c) any Assumed Liabilities. 10.03 Indemnification Procedures. The Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, making a claim under this Article X are referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this Article X is referred to as the “Indemnifying Party”. (a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after receipt of such notice of such Third Party Claim. The delay in giving such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable 65 detail, shall include copies of all material written evidence thereof reasonably available to the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel. If the Indemnifying Party elects not to participate in the defense of such Third Party Claim, the Indemnified Party may, subject to Section 10.03(b), pay, compromise, and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. The Seller Parties and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. (b) No Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party. (c) Direct Claims. Any Action by an Indemnified Party on account of Losses which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. Subject to Section 10.04, the failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations for such Direct Claim. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof reasonably available to the Indemnified Party and shall indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) relevant to such Direct Claim as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement. 10.04 Claims Period. Subject to Section 10.10, the Claims Period hereunder shall begin on the date hereof and survive or terminate as follows: (a) with respect to Losses of the Purchaser Indemnified Parties arising under (i) Section 10.01(a) with respect to any breach or inaccuracy of any representation or warranty 66 in Section 4.01 (Organization), Section 4.02 (Authorization), Section 4.05(a) (Title to Assets; Related Matters), 4.12 (Tax Returns; Taxes), Section 4.14 (Company Benefit Plans), Section 4.17 (Environmental Matters), Section 4.29 (Ethical Practices) and Section 4.30 (Brokers and Finders), the Claims Period shall continue until, and terminate on, the date that is the later of: (x) 60 days following the termination of the applicable statute of limitations or (y) the five-year anniversary of the Closing Date; or, if there is no applicable statute of limitations, the Claims Period shall continue indefinitely (all representations and warranties described in Section 10.04(a)(i), the “Fundamental Representations”); (ii) Section 10.01(a) with respect to any breach or inaccuracy of any representation or warranty in this Agreement not described in clause (i) above, the Claims Period shall continue until, and terminate on, the date that is 18 months following the Closing Date, or (iii) Sections 10.01(b) – 10.01(c), the Claims Period shall continue until, and terminate on, the date that is 60 days following the termination of the applicable statute of limitations or, if there is no applicable statute of limitations, the Claims Period shall continue indefinitely; and (b) with respect to Losses of the Seller Indemnified Parties arising under Section 10.02, the Claims Period shall continue until, and terminate on, the date that is the later of: (x) 60 days following the termination of the applicable statute of limitations or (y) the five-year anniversary of the Closing Date; or, if there is no applicable statute of limitations, the Claims Period shall continue indefinitely. (c) Notwithstanding the foregoing, if, prior to 5:00 p.m. Central Time on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified by an Indemnified Party of a Third Party Claim or Direct Claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of on or prior to such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. 10.05 Limitations on Losses. (a) Notwithstanding anything to the contrary in this Agreement, except as set forth below in this Section 10.05, the Purchaser Indemnified Parties shall have no claim to be indemnified, defended or held harmless under Section 10.01(a) above and shall not be entitled to indemnification hereunder, unless and until the total amount of all Losses for which Sellers and the Unitholder are liable to the Purchaser Indemnified Parties under Section 10.01(a) exceeds an aggregate of $150,000 (the “Basket Amount”), at which time the Purchaser Indemnified Parties shall be entitled to recover the amount of all Losses including the Basket Amount, subject to the indemnification liability limits hereinafter set forth. (b) Except as set forth below in this Section 10.05, the total liability of Sellers and the Unitholder for their indemnification obligations under Section 10.01(a) shall not exceed an amount equal to $16,750,000 (the “Indemnification Cap”), and Sellers and the Unitholder shall not have any further liability or obligation to defend, indemnify or hold 67 harmless the Purchaser Indemnified Parties for claims for Losses under Section 10.01(a) in excess of the Indemnification Cap, except as set forth below. (c) Notwithstanding the foregoing Sections 10.05(a) and 10.05(b), the limitations on liability set forth above in Sections 10.05(a) and 10.05(b) (including the Basket Amount and the Indemnification Cap) shall not apply to any claims for Losses suffered or incurred by the Purchaser Indemnified Persons arising out of or relating to (i) the breach of or inaccuracy in a Fundamental Representation or (ii) fraud or intentional misrepresentation; provided, however, that the total liability of Sellers and the Unitholder for their indemnification obligations under Section 10.01(a) (other than for fraud or intentional misrepresentation) shall not exceed the Total Consideration actually received by Sellers and the Unitholder hereunder (inclusive of any Earnout Amount). (d) Notwithstanding anything to the contrary in this Agreement, for purposes of determining a breach and for purposes of calculating Losses, all applicable representations, warranties and covenants shall be read without reference to materiality, “Material Adverse Effect” or similar qualifications. 10.06 Escrow. On the Closing Date, Purchaser shall pay to U.S. Bank National Association, as agent to Purchaser and the Unitholder (the “Escrow Agent”), to the account designated by the Escrow Agent, the Escrow Amount, in accordance with the terms of Section 3.02 of this Agreement and the Escrow Agreement. Any payment that a Seller Party is obligated to make to any Purchaser Indemnified Party pursuant to this Article X (each, a “Claim”) may be paid first, in Purchaser’s discretion, to the extent there are sufficient funds in the Escrow Account, from the Escrow Account. On the date that is 18 months following the Closing Date (such date, the “Escrow Termination Date”), the Escrow Agent shall release the Escrow Amount plus all accrued interest thereon (to the extent not utilized to pay any Purchaser Indemnified Party for any Claim) to the Unitholder, except that the Escrow Agent shall retain an amount (up to the total amount then held by the Escrow Agent) equal to the amount of all Claims for indemnification under this Article X asserted in accordance with Section 10.03 prior to the Escrow Termination Date but not yet resolved (“Unresolved Claims”). The Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay the Purchaser Indemnified Parties for any such claims resolved in favor of the Purchaser Indemnified Parties) upon their resolution in accordance with this Article X and the terms of the Escrow Agreement. Purchaser and the Unitholder shall jointly instruct the Escrow Agent in writing to release the funds from the Escrow Account in accordance with this Article X and the other terms of this Agreement. 10.07 Payment of Claims. The applicable Indemnifying Party shall pay any and all of such sums due and owing to the applicable Indemnified Party pursuant to this Article X by wire transfer of immediately available funds within five Business Days of the earlier of (a) a final adjudication which is either not subject to appeal or the time in which to appeal therefrom has expired and (b) the written agreement of Purchaser and the Unitholder, in each case, establishing the applicable Indemnifying Party’s indemnification obligation hereunder. 10.08 Exclusive Remedy. The Parties agree that, excluding (a) any claim for injunctive or other equitable relief, (b) the rights of the Parties under Section 11.02, (c) any claim related to fraud or intentional and willful misconduct by any Party in connection with the transactions related 68 to this Agreement or (d) for the avoidance of doubt, matters related to the Restrictive Covenant Agreement or the Key Employee Agreements, the indemnification provisions of this Article X are intended to provide the sole and exclusive remedy as to all claims either Sellers, on the one hand, or Purchaser, on the other hand, may incur arising from or relating to this Agreement following the Closing. 10.09 Right of Setoff Against Earnout. Notwithstanding anything contained herein to the contrary, subject to the applicable limitations set forth in this Article X and subject to the indemnification procedures set forth in Section 10.03(c), Purchaser shall have the right to withhold and set-off any amount to which the Purchaser Indemnified Parties are entitled under this Article X against any Earnout Amount otherwise payable by Purchaser pursuant to the terms set forth herein. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies by Purchaser or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. 10.10 Fraud or Intentional and Willful Misconduct. Any claim by a Party with respect to fraud or intentional and willful misconduct on the part of another Party shall not be subject to the limitations of this Article X, including the limitations of the Claims Period. 10.11 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Total Consideration for Tax purposes, unless otherwise required by Law. ARTICLE XI MISCELLANEOUS PROVISIONS 11.01 Notices. All notices, communications and deliveries required or made hereunder must be made in writing signed by or on behalf of the Party making the same and shall be delivered personally or by a national overnight courier service or by registered or certified mail (return receipt requested) (with postage and other fees prepaid) or by email transmission (so long as a receipt of such email is requested and received) as follows: To Purchaser: c/o Genesco Inc. 1415 Murfreesboro Pike, Suite 490 Nashville, Tennessee 37217 Attn: Parag Desai, SVP of Strategy and Shared Services Email: pdesai@genesco.com with a copy to: Bass, Berry & Sims PLC 150 Third Avenue South, Suite 2800 Nashville, Tennessee 37201 Attn: Jennifer Noonan Email: jnoonan@bassberry.com 69

To any Seller c/o Togast, LLC or the Unitholder: 499 Seventh Avenue, Suite 19S New York, NY 10018 Attn: Anthony LoConte Email: tonylo@alsusa.com with a copy to: Cole Schotz P.C. Court Plaza North 25 Main Street Hackensack, NJ 07601 Attn: James T. Kim, Esq. Email: jkim@coleschotz.com or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery, if delivered in person, or (b) on the first Business Day following timely delivery to a national overnight courier service or (c) on the fifth Business Day following it being mailed by registered or certified mail or (d) upon receipt of email transmission. 11.02 Specific Performance and Other Remedies. Each Party hereby agrees that the other Parties would suffer irreparable damage in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any Party or its Affiliates. It is accordingly agreed that each Party shall be entitled to seek an injunction or injunctions or specific performance to prevent breaches of this Agreement by the other Parties, as applicable, and to enforce specifically the terms and provisions of this Agreement without the necessity of posting any bond or security, this being in addition to any other remedy to which it is entitled at law or equity. 11.03 Disclosure Schedule and Exhibits. The Disclosure Schedule and Exhibits are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full herein. The Disclosure Schedule shall be arranged according to Sections corresponding to specific section numbers in Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in Article IV; provided, that where it is reasonably apparent on the face of such disclosure that such disclosure in one Section of the Disclosure Schedule would apply to another Section of the Disclosure Schedule, such disclosure shall be deemed to apply to such other Section. 11.04 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any Party without the prior written consent of the other Parties; provided, however, that Purchaser may, without the consent of the Seller Parties, (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (b) designate one or more of its Affiliates to perform its obligations hereunder (in which case, the designor nonetheless shall remain responsible for the performance of all of its obligations hereunder), (c) assign this Agreement to its lenders for collateral security purposes, and (d) assign this Agreement to a subsequent purchaser of all or a substantial portion of 70

Purchaser or the Purchased Assets. Any assignment in contravention of this provision shall be null and void ab initio. 11.05 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties. 11.06 Governing Law; Venue; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of Delaware applicable to parties residing in Delaware, without regard applicable principles of conflicts of law. The Parties hereby irrevocably submit to the exclusive jurisdiction of the chancery courts of the County of New Castle, State of Delaware and the Federal courts of the United States of America located in the County of New Castle, State of Delaware, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New Castle County, Delaware chancery court. The Parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.01 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT (INCLUDING THIS SECTION 11.06) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. 11.07 Captions. The titles, captions and table of contents contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. 11.08 Attorneys’ Fees. In the event that any Party institutes any Action against the other Parties arising out of or relating to this Agreement, the prevailing Party in such Action shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the Action, including reasonable attorneys’ fees and expenses and court costs. 71

11.09 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. 11.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. 11.11 Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties, their successors or permitted assigns, and the Purchaser Indemnified Parties and the Seller Indemnified Parties as provided in Article X, any rights, remedies, or Liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement. 11.12 Waiver. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time. 11.13 Integration. This Agreement, the Purchaser Ancillary Document, the Seller Ancillary Documents and the other documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, together constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement in accordance with its terms (but shall terminate effective upon the Closing, should the Closing occur). 11.14 Transaction Costs. Except as otherwise provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. 72

11.15 Sellers’ Representative. (a) The Seller Parties hereby irrevocably nominate, constitute and appoint Anthony LoConte as the representative and the exclusive agent and true and lawful attorney-in-fact of the Seller Parties (the “Sellers’ Representative”), with full power of substitution, to act in the name, place and stead of the Seller Parties for purposes of executing any documents, giving and receiving of notices and communications, agreeing to, negotiating and entering into, on behalf of each such Seller Party, amendments, consents and waivers under this Agreement or the Escrow Agreement pursuant to the terms set forth herein and therein, making and receiving payments on behalf of such Seller Party pursuant to the terms set forth herein, and taking any other actions that Sellers’ Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in all matters relating to or arising out of this Agreement, including in connection with: (i) any adjustment to the Base Amount as contemplated by Section 3.02, (ii) any matters relating to the Earnout Amount pursuant to Annex 3.04, (iii) any Tax matters as described in Section 6.10 or (iv) any claim for indemnification, compensation or reimbursement under Article X (the “Representative Matters”). All such actions of Sellers’ Representative shall be binding on the Seller Parties as if expressly confirmed and ratified in writing by each of them, and no Seller Party shall have the right to object, dissent, protest or otherwise contest the same. Anthony LoConte hereby accepts appointment as the representative and the agent and true and lawful attorney-in-fact of the Seller Parties. Anthony LoConte shall serve as Sellers’ Representative until the earlier of his death or incapacity. Following the removal of Anthony LoConte as Sellers’ Representative, or his inability to serve in such capacity, a replacement Sellers’ Representative shall be appointed by the unanimous written action of the Seller Parties, and the Seller Parties shall immediately notify Purchaser of the identity of such successor. If no successor Sellers’ Representative is appointed by the Seller Parties and accepts such appointment within 30 days after the removal of Sellers’ Representative, or his inability to serve in such capacity, then Purchaser may appoint a successor Sellers’ Representative to fill the vacancy by giving written notice to the Seller Parties. Each successor Sellers’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Sellers’ Representative, and the term “Sellers’ Representative” as used herein shall be deemed to include any interim or successor Sellers’ Representative. The Seller Parties may not make a claim for indemnity against Purchaser pursuant to this Agreement except (i) in the case of any claim prior to the Closing, through Sellers, or (ii) in the case of any claim following the Closing, through Sellers’ Representative. Once Sellers’ Representative has initiated a claim for indemnity, all acts and decisions of Sellers’ Representative in connection with such matter shall be binding on all the Seller Parties. (b) Each Seller Party grants to Sellers’ Representative full authority to execute, deliver, acknowledge, certify and file on behalf of the Seller Parties (in the name of any or all of the Seller Parties or otherwise) any and all documents that Sellers’ Representative may, in his sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as Sellers’ Representative may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 11.15(a). Notwithstanding anything to the contrary contained in this Agreement, in any Seller Ancillary Document or in any Purchaser Ancillary Document executed in connection with 73 the Acquisition and the transactions contemplated this Agreement, Purchaser shall be entitled to deal exclusively with Sellers’ Representative on all Representative Matters, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller Party by Sellers’ Representative with respect to any Representative Matters, and on any other action taken or purported to be taken on behalf of any Seller Party by Sellers’ Representative with respect to any Representative Matters, as fully binding upon such Seller Party. (c) This appointment and grant of power and authority is binding upon the Seller Parties and their respective executors, heirs, legal representatives and successors and is coupled with an interest and is in consideration of the mutual covenants made herein and is irrevocable and shall not be terminated by any act of any of the Seller Parties (except as otherwise provided herein) or by operation of law, whether by the death or incapacity of any Seller Parties or by the occurrence of any other event. Each Seller Party hereby renounces his, her or its right to renounce this power of attorney unilaterally before the complete distribution of the Total Consideration, the Escrow Amount and the Earnout Amount. Each Seller Party hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of Sellers’ Representative taken in good faith under this Agreement or the Escrow Agreement. A decision, act, consent or instruction of Sellers’ Representative in respect of any action under this Agreement or the Escrow Agreement shall constitute a decision of all of the Seller Parties, shall be final, binding and conclusive upon the Seller Parties, and Purchaser may rely upon any decision, act, consent or instruction of Sellers’ Representative hereunder as being the decision, act, consent or instruction of each and every such Seller Party. Purchaser is hereby relieved from any liability to any Person (including any Seller Parties) for any acts done by them in accordance with such decision, act, consent or instruction of Sellers’ Representative, to the extent delegated to Sellers’ Representative hereunder. (d) All expenses incurred by Sellers’ Representative in connection with the performance of his duties as Sellers’ Representative shall be borne and paid exclusively by the Seller Parties. (e) Sellers’ Representative shall at all times act in his capacity as Sellers’ Representative in a manner that Sellers’ Representative believes to be in the best interest of the Seller Parties. Sellers’ Representative shall not be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence, bad faith or willful misconduct. Sellers’ Representative may consult with legal counsel, independent public accountants and other experts selected by him. Each Seller Party shall indemnify and hold harmless and reimburse Sellers’ Representative from and against any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by Sellers’ Representative arising out of or resulting from any action taken or omitted to be taken by Sellers’ Representative under this Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from Sellers’ Representative's gross negligence, bad faith or willful misconduct. 74

(f) The provisions of this Section 11.15 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Person may have in connection with the transactions contemplated hereby. 11.16 Currency. All references to “$”, “USD” or “dollars” are references to U.S. dollars and all references to “¥” or “CNY” are references to Chinese yuan. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars. Except as required by applicable Law with respect to Tax withholding or Tax Liabilities, the parties agree that to the extent this Agreement provides for any valuation, measurement or test as of a given date based on an amount specified in U.S. dollars and the subjects of such valuation, measurement or test are comprised of items or matters that are, in whole or in part, denominated other than in U.S. dollars, such non-U.S. dollar amounts shall be converted into U.S. dollars using the exchange rate in effect as of 12:00 pm New York time on the second Business Day prior to such date (as quoted by Bloomberg). For the avoidance of doubt, this Section 11.16 shall not impact the calculation of any amounts set forth on the Financial Statements. [Signature Page Follows] 75

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first written above. PURCHASER: GENESCO BRANDS NY, LLC By: /s/ Mimi E. Vaughn Name: Mimi E. Vaughn Title: President [Signature Page to Asset Purchase Agreement]

SELLERS: TOGAST LLC By: /s/ Anthony LoConte Name: Anthony LoConte Title: Manager TOGAST DIRECT, LLC By: /s/ Anthony LoConte Name: Anthony LoConte Title: Manager TGB DESIGN, LLC By: /s/ Anthony LoConte Name: Anthony LoConte Title: Manager QUANZHOU TGB FOOTWEAR CO. LTD. By: /s/ Anthony LoConte Name: Anthony LoConte Title: Manager UNITHOLDER: /s/ Anthony LoConte Anthony LoConte [Signature Page to Asset Purchase Agreement]